UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WSFS FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount previously paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 302-792-6000 www.wsfsbank.com

March 28, 2011

Dear Stockholder:

The WSFS Financial Corporation 2011 Annual Meeting of Stockholders will be held on April 28, 2011 beginning at 4:00 p.m. at the Hotel duPont located at Eleventh and Market Streets in Wilmington, Delaware.  Parking validation will be provided for garage or valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•	The election of four directors;
•	The ratification of the appointment of KPMG LLP as the independent registered public accountants for the fiscal year ending December 31, 2011;
•	An advisory (non-binding) vote on executive compensation;
•	An advisory (non-binding) vote recommending the frequency of advisory votes on executive compensation; and
•	Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 10, 2011 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 28, 2011.

Your vote is important regardless of how many shares of WSFS stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Marvin N. Schoenhals
Chairman

Contents

1.	About the Annual Meeting	1

2.	Matters to be Voted on at the Meeting	5

3.	Directors and Officers of WSFS Financial Corporation and Wilmington Savings Fund Society, FSB	8

4.	Compensation	14

5.	Corporate Governance	38
	Committees of the Board of Directors
	Executive Committee
	Corporate Governance and Nominating Committee
	Audit Committee and Audit Committee Report
	Personnel and Compensation Committee
	Trust Committee

6.	Compensation of the Board of Directors	46

7.	Other Information	48

1.      About the Annual Meeting

Important Notice Regarding Internet
Availability of Proxy Materials
For the Shareholder Meeting to be
Held on April 28, 2011 at 4:00 p.m.

Please contact Sharon Croft at 302-571-7184 if you need directions.

The Proxy Statement and Annual Report on Form 10-K
are available at www.wsfsbank.com

What is the purpose of the Annual Meeting?
The WSFS Financial Corporation 2011 Annual Meeting of Stockholders will be held at the Hotel duPont, Eleventh and Market Streets in Wilmington, Delaware on April 28, 2011 at 4:00 p.m.  The business to be conducted at the meeting is: (i) the election of directors, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accountants, (iii) an advisory (non-binding) vote on executive compensation and (iv) an advisory (non-binding) vote recommending the frequency of advisory votes on executive compensation.   There will be four board seats up for election at this year’s meeting and we have nominated the following persons: Charles G. Cheleden, Zissimos A. Frangopoulos, Dennis E. Klima and Mark A. Turner.  Each has been nominated for a three-year term and each is a current director of WSFS Financial Corporation.  You can find information about all of our current directors beginning on page eight.

Why are you sending me a proxy card?  What are you going to do with it?
In order to hold the meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 10, 2011, which was selected by the Board of Directors as the record date to determine which stockholders will receive notice of the meeting and be entitled to vote at the meeting.  As of that date, there were 8,591,516 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the meeting and can be voted at the meeting even if you do not attend the meeting in person.

Your shares will be voted in accordance with your instructions on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; to vote for, against or abstain on the ratification of the appointment of the independent registered public accountants; to vote for or against or abstain on the advisory (non-binding) vote on executive compensation; and to vote on recommending the frequency of the advisory vote on executive compensation of every year, every two years, every three years or abstain.  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares for each of the nominees, for the ratification of the appointment of the independent registered public accountants, for the resolution approving executive compensation, and for recommending every three years as the frequency of the advisory vote on executive compensation.

For those shares that we have been given a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?
If you fail to instruct your broker how you want your shares voted, your broker may only use discretionary authority to vote your shares on “routine” matters.  The New York Stock Exchange Rules that govern brokers have changed.  The election of directors (even if not contested) and the advisory (non-binding) votes on executive compensation and the frequency of advisory votes on executive compensation are not considered “routine” matters.  As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

Why did I receive more than one proxy card?
If you hold your shares of WSFS stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?
Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time by completing and returning a new proxy before the meeting.  You may also revoke your proxy by sending a written notice to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting.  If you vote by proxy and then attend the meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the meeting in person will not cancel your proxy unless you vote in person at the meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your broker to vote in person at the meeting.

How many votes does a nominee need in order to be elected?
Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  It is our policy, however, that in an uncontested election, directors who receive votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board and request the Board to accept or reject their resignation offer at the Board’s discretion.  The Board’s Corporate Governance and Nominating Committee will consider resignation offers and make its recommendation to the full Board.  The Board will accept or reject each director’s resignation offer within 90 days.

How many votes do I have?
Each share of WSFS Financial Corporation Common Stock is entitled to one vote.  We do, however, permit cumulative voting in the election of directors, meaning that because there are four seats up for election, if you have 100 shares, you have 400 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 400 votes to a single nominee if you wish.  However, you must attend the meeting and vote in person if you want to cumulate your vote for directors.

If you give us a proxy to vote your shares at the meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to ratify the appointment of the independent registered public accountants?
To be ratified, the appointment of KPMG LLP as our independent registered public accountants must receive a majority of the votes cast on that proposal.  Abstentions are treated as votes “cast” and therefore have the effect of a vote against the proposal.

What are stockholders being asked to approve regarding executive compensation?
Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

This advisory proposal must receive a favorable vote of a majority of the votes cast on the proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the proposal.

Is the stockholder vote on executive compensation binding on the Company?
This is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee will consider the vote of the stockholders when considering executive compensation arrangements.

What are stockholders being asked to approve regarding the frequency of advisory votes executive compensation?
Stockholders are being asked to recommend how often we will seek their advisory vote on executive compensation.  We are providing shareholders the option of selecting a frequency of one, two or three years, or to abstain from voting.  Because we are a participant in the U.S. Treasury Department’s Capital Purchase Program (CPP), we must ask for an advisory vote on executive compensation each year.  When we no longer participate in the CPP, we will consider the results of this vote, as we will still be required to solicit your shareholder votes under the Dodd-Frank Act.  Please see page six for additional important information.

Is the stockholder vote on the frequency of advisory votes on executive compensation binding on the Company?
This is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee will consider the vote of the stockholders when determining the frequency of advisory votes on executive compensation arrangements when we no longer participate in the CPP.

Will members of management and the Board of Directors be at the meeting?
Yes.  Our practice is that all members of the Board of Directors and all senior management officers should attend the annual meeting.  All directors were present at last year’s annual meeting.  We expect that all directors will attend the meeting this year.

Can I ask questions at the meeting?
Yes.  We see the annual meeting as an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:                 WSFS Financial Corporation
Investor Relations
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801

or:           stockholderrelations@wsfsbank.com

We will attempt to respond to as many of the questions and comments we receive as possible.  Any questions, comments, and responses deemed relevant to the larger shareholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders.  Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Charles G. Cheleden, Vice Chairman and Lead Director, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  In addition, all written communications from stockholders received by management are shared with the Board no later than the next regularly scheduled Board meeting.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the meeting?
Unfortunately, the deadline has passed for you to give us notice of a proposal that you would like to be brought before the stockholders for a vote at the 2011 Annual Meeting of Stockholders.  We expect to hold the 2012 Annual Meeting in April 2012 and to mail our proxy statement during March 2012.  To get your proposal on the agenda for the 2012 Annual Meeting, you must give us notice no earlier than November 28, 2011 and no later than December 28, 2011.  If you want your proposal to be included in our proxy statement and on our proxy card for the 2012 Annual Meeting, we must receive your proposal by November 28, 2011.  All notices and proposals should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.

Can I obtain copies of the proxy statement and related materials over the Internet?
Copies of this proxy statement and the Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com.  Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Stockholders of record can make this election either by calling toll-free to (888)WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at www.wsfsbank.com/investor-relations.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

2.            Matters to be Voted on at the Meeting

Proposal Number 1:  Election of Directors

The Board of Directors is divided into three classes, and each class serves for a term of three years.  There are four directorships to be filled at the meeting.  The Board of Directors nominated the following four persons for election for three-year terms:

•	Charles G. Cheleden
•	Zissimos A. Frangopoulos
•	Dennis E. Klima
•	Mark A. Turner

More information about all our director nominees can be found beginning on page eight.

The Board of Directors recommends a vote in favor of these nominees.

Proposal Number 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994.  The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2011.  The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board in favor of KPMG LLP.  We are asking the stockholders to ratify the Board’s decision to appoint KPMG LLP for the 2011 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote in favor of the ratification of KPMG LLP as the independent registered public accounting firm.

Proposal Number 3:  Advisory (non-binding) Vote on Executive Compensation

The American Recovery and Reinvestment Act of 2009 (ARRA) includes a provision requiring Capital Purchase Program (“CPP”) participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission.  This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders.  Under this law, the stockholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

In January 2011, the SEC adopted final rules implementing the provisions of Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank).  These rules exempt CPP participants from the requirement of requesting a separate shareholder advisory (non-binding) vote to approve the compensation of executives, at least once every three years because of the annual vote requirement mandated by ARRA.

Therefore, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives as described under “Compensation Discussion and Analysis” and tabular disclosure of Named Executive Officer compensation in our 2011 proxy statement and related material.  This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive compensation.

The purpose of our compensation policies and procedures is to attract, motivate and retain experienced, highly-qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes our compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

This is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee will consider the vote of the stockholders when considering executive compensation arrangements.

The Board of Directors recommends a vote in favor of the resolution approving executive compensation.

Proposal Number 4:  Advisory (non-binding) Vote Recommending the Frequency of Advisory Votes on Executive Compensation

In January 2011, the SEC adopted final rules implementing the provisions of Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank).  These rules require shareholders to vote, on an advisory (non-binding) basis, as to whether the advisory vote to approve the compensation of executives will occur every one, two or three years, except for participants in the Troubled Asset Relief Program (TARP) of the Treasury’s Capital Purchase Program (CPP).

We are including the non-binding vote in this year’s proxy in case we make the decision to no longer participate in the CPP.

You are presented with four choices for the frequency of the advisory vote on executive compensation: (1) every year, (2) every two years, (3) every three years or (4) abstain.  You are not voting on the approval or disapproval of management’s frequency recommendation.

As mentioned above, as current participants in the CPP, we are required to have an annual shareholder advisory vote on executive compensation.  Therefore, if the shareholder vote results in a frequency recommendation of longer than one year, implementation of the recommendation will not occur unless and until we are no longer participants in the CPP or the CPP requirement has been revised.

The purpose of our compensation policies and practice is to attract, motivate and retain experienced, highly-qualified executives critical to our long-term success and enhancement of stockholder value.  As described in the Compensation Discussion and Analysis section of this proxy, our executive compensation program is designed to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation.  As a result, we grant awards with multi-year performance and service periods to encourage our executive officers to focus on long-term, sustainable performance and our safety and soundness.

Accordingly, the Board of Directors recommends that you select a triennial vote (once every three years) which would allow our executive compensation programs to be evaluated over a longer time period and in relation to our long-term performance. We acknowledge certain decisions can, in fact, have a negative impact on short-term performance but create much greater value over the long term.  A vote of shorter than three years on executive compensation, could have the unintended consequence of measuring or reacting to short-term results, which may not necessarily be in our best long-term interests.

We carefully consider all of our governance principals and practices (such as frequent shareholder outreach programs, open access to management and the Board, transparent disclosures and incentive compensation programs earned and paid over extended time periods and subject to claw-back provisions) and how they work in concert with one another.  We believe a non-binding triennial “say on pay” vote, in connection with our other governance measures, is consistent with balancing short-term and long-term objectives of our ownership base.

As a company which carefully considers shareholders’ concerns, a non-binding triennial vote will also allow us the time to thoughtfully respond to shareholders’ reactions to our policies and practices and implement changes, as necessary.

The Board of Directors recommends that shareholders select “THREE YEARS” on the proposal recommending the frequency of advisory votes on executive compensation.

3. Directors and Officers of WSFS Financial Corporation and
Wilmington Savings Fund Society, FSB

Listed below is information about our directors and executive management officers.  Currently, all directors of WSFS Financial Corporation also serve as directors for our subsidiary, Wilmington Savings Fund Society, FSB (which we generally refer to as WSFS Bank).  Each director was selected to be a member of the Board based on his or her particular background and expertise.  Immediately following the description of each person’s background is a description of the particular experience, skills and qualifications that were instrumental in the Corporate Governance and Nominating Committee’s determination that he or she should serve as our director.   For additional information, see “Our Director Nomination and Selection Process” and “Diversity” on page 40.

Directors:  Marvin N. Schoenhals, Anat Bird, Charles G. Cheleden, Jennifer W. Davis, Donald W. Delson, John F. Downey, Zissimos A. Frangopoulos, Joseph R. Julian, Dennis E. Klima, Calvert A. Morgan, Jr., Thomas P. Preston, Scott E. Reed, Claibourne D. Smith, Mark A. Turner and R. Ted Weschler.

Retiring Directors: Mr. Downey and Mr. Julian are retiring from the Board after a combined 41 years of dedicated service. Management and the Board wish to thank them for their many valuable contributions.

Marvin N. Schoenhals, 63, has been Chairman of WSFS Financial Corporation and WSFS Bank since 1992 and a director since 1990.  His current term expires at the 2013 Annual Meeting of Stockholders.  From 1990 to 2007 he also served as President and Chief Executive Officer.  Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007.  He was a member of the Brandywine Mutual Funds Board of Directors from 1995 to 2006.  He currently serves as Chairman of the Board of Burris Logistics, a privately-owned distributer of frozen and dry foods.  Mr. Schoenhals is a trustee and former chairman of the Delaware Public Policy Institute.  He is a member and former chairman of the Delaware State Chamber of Commerce and is chairman of the Sunday Breakfast Mission.  He is a member of the Delaware Business Roundtable and chairs their Education Committee.  Mr. Schoenhals is also chairman of Vision 2015, a Delaware coalition that created and is implementing a plan to make Delaware public education the best in the world by 2015.  He serves on the Board of Directors of the Curry School of Education Foundation, University of Virginia.  Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society.  In 2004, he was inducted into the Delaware Business Leaders Hall of Fame.  Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce.  Mr. Schoenhals brings almost 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board.

Anat Bird, 59, became a director of WSFS Financial Corporation in 2010. Her current term expires at the 2012 Annual Meeting of Stockholders.  Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries.  In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for Sterling Bank in Houston, Texas and MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, financial and executive management experience to the Board.

Charles G. Cheleden, 67, has been a director of WSFS Financial Corporation since 1990, serving as Vice Chairman since 1992 and Lead Director since 2004. His current term expires at the 2011 Annual Meeting of Stockholders.  He is an Attorney at Law with emphasis on estate planning, trusts, estate settlement and elder law.  Mr. Cheleden is the former Chairman and President of Liberty Financial Group, Inc. (an ASE Co.) and Liberty Savings Bank, Philadelphia, PA, which were acquired, and former Chairman of Manor College, Jenkintown, PA. and Nazareth Hospital, Philadelphia, PA.  Mr. Cheleden earned his undergraduate degree from Villanova University and his Juris Doctor from Temple University Law School.  Mr. Cheleden brings legal, risk management, financial and executive management expertise to the Board.

Jennifer W. Davis, 40, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2012 Annual Meeting of Stockholders.  She has been employed by the University of Delaware since 2008.  Currently, she is Vice President for Finance and Administration.  In this role she provides leadership for the University’s finance, audit, accounting, treasury, budget and human resources functions.  Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware.  She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services.  She is also President of “For Grace’s World,” a non-profit organization.  Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University.  Ms. Davis brings knowledge of human resource issues, as well as finance, risk management and executive leadership expertise to the Board.

Donald W. Delson, 59, has been a director of WSFS Financial Corporation since 2009. His current term expires at the 2012 Annual Meeting of Stockholders.  Since February 2009, he has been a Senior Advisor for Keefe, Bruyette & Woods, Inc., a New York investment banking firm.  From 1997 to 2009, he was Managing Director of the Investment Banking Division, Keefe, Bruyette & Woods, Inc. responsible for mergers and acquisitions and raising capital for banks and thrifts.  His past employment also includes being Managing Director, Investment Banking Division, for Alex. Brown & Sons, Inc.  Prior to that, he was an attorney with Morgan Lewis & Bockius in Philadelphia, PA.  He is Vice Chair for The Chester Fund for Education and the Arts, co-publisher of the Swarthmorean, Inc. (a weekly newspaper), member of the Finance Committee for Crozer Keystone Health System and serves as a director of Atlas Energy, Inc.  Mr. Delson received his A.B. from Brown University, his Masters in Business Administration from Harvard Business School and his Juris Doctor from the University of Virginia.  Mr. Delson brings legal, financial, and executive leadership expertise to the Board.

John F. Downey, 73, has been a director of WSFS Financial Corporation since 1998.  His current term expires at the 2011 Annual Meeting of Stockholders at which time he will be retiring from the Board.  Mr. Downey’s background includes 19 years with the Office of the Comptroller of the Currency (OCC), which regulates national banks.  His OCC experience includes a role as Deputy Regional Administrator, Senior Deputy Comptroller and Chief National Bank Examiner of the U.S. In 1986 Mr. Downey was the Executive Vice President and Director of Agency Functions for the FHLB of Indianapolis.  He was the chief federal regulator for the States of Indiana and Michigan.  In 1989 he moved to Washington, D.C. and was appointed Deputy Director for Regional Operations for the Office of Thrift Supervision (OTS).  In this position, he oversaw the five regions which examine and supervise all federally insured savings associations in the U.S.  In 1995 he was named Executive Director of the Office of Thrift Supervision and retired in 1998.  Mr. Downey received his undergraduate degree in economics from Boston College.  He is a first national fellow and graduate of marketing management program from Michigan State University Graduate School.  He also attended the Stonier Graduate School of Banking, Rutgers University and the Executive Development Program at the University of Illinois.  Mr. Downey brings significant banking regulation, finance, risk management and executive leadership expertise to the Board.

Zissimos A. Frangopoulos, 66, was appointed a director of WSFS Financial Corporation in December 2010. His current term expires at the 2011 Annual Meeting of Stockholders.  He is the retired President and Chief Executive Officer of Christiana Bank & Trust Company where he served from 2002 until December 3, 2010.  He had been a member of their Board of Directors since 2001. He was also a director and Vice Chairman of the Board of National Penn Wealth Management, N.A. and earlier served on the board of National Penn Bank, N.A.  Prior to joining Christiana, Mr. Frangopoulos had a 30-year career that spanned commercial and investment banking in New York and London with Chemical Bank and successor companies. At the time of his retirement in 1999 he was Managing Director in charge of the Financial Institutions Division in the Global Investment Banking Group at Chase Securities advising other banks, finance companies and investment management firms. He served as the Treasurer of Chemical New York Corporation and during his 10 years as financial executive he was involved in all aspects of financial management including strategic planning, mergers and acquisitions, capital raising, investor relations and regulatory relations. Earlier, he was the Managing Director and Chief Executive Officer of Chemical Bank International Ltd., Chemical’s merchant bank in London where the business included global loan syndication, advisory and Eurobond activities.  Mr. Frangopoulos has served on the Board of Cancer Care Connection, Inc. in Wilmington, Delaware. He also served on the Finance Committee of Winterthur Museum.  Mr. Frangopoulos earned his BA degree from Yale University and holds an MBA degree from Columbia University.   He brings over 40 years of banking, trust, finance, risk management and executive leadership experience to the Board.

Joseph R. Julian, 73, has been a director of WSFS Financial Corporation since 1983. His current term expires at the 2011 Annual Meeting of Stockholders at which time he will be retiring from the Board.  He is Chairman and CEO of JJID, Inc, a highway construction company.  Mr. Julian has experience in management, ownership and coordination of construction firms performing multi-million dollar highway and private sector projects in Delaware, Pennsylvania, Maryland and Virginia for over fifty years.  He also serves as director of Maryland Materials, Inc.  Mr. Julian earned his Bachelor’s Degree in Business Management from LaSalle University.  Mr. Julian brings business management, finance and executive leadership expertise to the Board.

Dennis E. Klima, 66, has been a director of WSFS Financial Corporation since 2004.  His current term expires at the 2011 Annual Meeting of Shareholders.  He is President of Bayhealth, Inc., parent corporation of Bayhealth Medical Center, Inc.  Mr. Klima was an assistant to the administrative officer at the National Naval Medical Center from 1968 to 1971 and worked with the Department of Defense as a Naval Department representative on the new generation of military hospitals study.  From 1971 to 1974 he was Assistant Director of Duke University Hospital and from 1974 to 1980 was Associate Administrator at The Memorial Hospital at Easton, Maryland.  In 1980, he joined the Kent General Hospital as Executive Director and CEO and was named President in 1985.  In 1990, Mr. Klima became President and CEO of the Central Delaware Health Care Corporation and Chairman of the subsidiary Kent General Hospital Board of Directors.  From 1997 to 2009, he served as President/CEO and Chairman of the Board of Bayhealth Medical Center.  He is a Fellow of the American College of Healthcare Executives, an Advanced Member in the Healthcare Financial Management Association and a Life Member of the American Hospital Association.  He is a past president of the Central Delaware Chamber of Commerce, served as co-chair of the Central Delaware Economic Development Council and, since 2008, has served as Chairman of the Kent Economic Partnership, Inc.  Mr. Klima earned his undergraduate degree in Finance from the University of Illinois and a Master of Hospital Administration from Duke University.  Mr. Klima brings finance, administrative leadership and executive leadership expertise to the Board.

Calvert A. Morgan, Jr., 62, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS bank since 2006.  His current term expires at the 2013 Annual Meeting of Shareholders.  He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware.  Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970.  He advanced through various management positions and became President and Chief Operating Officer in 1987.  He was elected Chief Executive Officer in 1989 and Chairman in 1990.  Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware.  He is a former board member and past chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce.  He also serves as a director of Chesapeake Utilities Corporation.  Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma.  Mr. Morgan brings nearly 40 years of banking experience, trust, finance, risk management, lending and executive leadership expertise to the Board.

Thomas P. Preston, 64, has been a director of WSFS Financial Corporation since 1990.  His current term expires at the 2013 Annual Meeting of Stockholders.  In October 2010, Mr. Preston was appointed General Counsel for Delaware State University.  From 2003 to September 2010, he was a partner in the Corporate

Litigation Group of the law firm of Blank Rome, LLP and was managing partner for their Wilmington, Delaware office.  Prior to joining Blank Rome, he served in a similar capacity for the law firm of Reed Smith LLP from 2000 to 2003.  He began his legal career in 1975 at the Philadelphia and Wilmington offices of the law firm of Duane, Morris & Heckscher LLP.  Mr. Preston is a founding member of the Delaware chapter of the American Board of Trial Advocates.  He was Chairman of the Board of St. Francis Hospital and is a member of the Board of Trustees of the Tatnall School.  Mr. Preston was also co-general counsel for the national governing body of U.S. Lacrosse.  Mr. Preston received his undergraduate degree in American Studies from Yale University and his Juris Doctor from the University of Virginia-School of Law.  Mr. Preston brings legal, administrative management and executive leadership expertise to the Board.

Scott E. Reed, 62, has been a director of WSFS Financial Corporation since 2005.  His current term expires at the 2012 Annual Meeting of Stockholders.  He is the retired Senior Executive Vice President and Chief Financial Officer of BB&T Corporation, Winston-Salem, North Carolina.  Mr. Reed joined BB&T in 1972.  During his career he served as a business loan officer, branch manager, credit analysis director, manager of the Research and Statistics Department and manager of the Finance and Control Division.  As CFO, a position he held from 1981 to 2005, he oversaw the Financial Group which included Legal, Accounting and Financial Reporting, Shareholder Reporting and Financial Projects, Corporate Finance and Strategic Planning, Government Affairs and Public Policy, Corporate Taxation and Investor Relations.  He received his undergraduate degree in mathematics from Wake Forest University and his MBA from the University of North Carolina at Chapel Hill.  He also is a graduate of the Stonier Graduate School of Banking, Rutgers University.  Mr. Reed has been honored by several civic groups for his active participation and leadership.  He currently serves as a member of the Board of Visitors of the Wake Forest University Schools of Business. Also, he teaches business and leadership in Russia, the Ukraine, and Jordan. Mr. Reed serves on the Board of Directors of Troika International and works through LEAD International teaching business courses. He is the past chair of NCFREE (North Carolina Foundation for Research and Economic Education).  Mr. Reed brings over 30 years of banking experience, accounting, auditing, finance, lending, risk management, administrative leadership and executive leadership expertise to the Board.

Claibourne D. Smith, PhD, 72, has been a director of WSFS Financial Corporation since 1994.  His current term expires at the 2012 Annual Meeting of Stockholders.  In 1998, he retired as Vice President, Technology and Professional Development and Vice Chairman, Corporate Educational Aid for E.I. DuPont de Nemours & Company, Incorporated.  He joined DuPont in the Central Research and Development Department and held a number of management positions in Research and Development, Sales, Marketing and Business Management.  He held the position of Director of Marketing Liaison and Vice President, Marketing in Corporate Plans Department. Before his retirement, Dr. Smith administered and coordinated DuPont’s Corporate Educational initiatives and was responsible for manpower planning and development for the Central Research and Development function.  He served on the Tuck Board of Overseers, Tuck School of Business at Dartmouth College and as President of the Board of Directors for the Delaware Foundation on Science and Math Education.  He was also a member of the Delaware State Board of Education.  Dr. Smith recently served as Acting President of Delaware State University and is currently Chairman of their Board of Trustees.  Dr. Smith earned his Bachelor’s Degree and Master’s Degree in Chemistry from the University of Denver and his Ph.D. in Organic Chemistry from the University of Oregon.  Dr. Smith brings marketing, human resource, administrative management and executive leadership expertise to the Board.

Mark A. Turner, 47, has been a director of WSFS Financial Corporation since 2007.  His current term expires at the 2011 Annual Meeting of Stockholders.  He has been President and Chief Executive Officer, WSFS Financial Corporation and WSFS Bank since 2007.  Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer for WSFS.  Prior to joining WSFS, his experience included working at CoreStates Bank and Meridian Bancorp.  Mr. Turner started his career at the international professional services firm of KPMG, LLP where he earned his CPA.  He received his Bachelor’s Degree in Accounting and Management from LaSalle University, his MBA from the Wharton School of the University of Pennsylvania and his Masters Degree in Executive Leadership from the University of Nebraska.  Mr. Turner has also participated in other meaningful executive development programs, including at the National Training Labs; The Soderquist Ethical Leadership program; Gallup University, including sessions at Toyota University; The Aspen Institute; the Buckley School for public speaking; the Authentic Leadership Institute; and Academy Leadership. He has also studied foreign business practices in Argentina and China.  As a local business person, Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and his performance.  Among other organizations, he has served as Chairman of the Board of the Delaware Bankers Association, the Vice Chairman of the Board of the Delaware Business Roundtable, the Executive Committee of the Board of the Delaware State Chamber of Commerce, the Chairman of the Delaware Chapter of the March of Dimes and the Board of Directors of the Delaware Community Foundation.  Mr. Turner brings many years of banking, finance, accounting, auditing, risk management, administrative leadership and executive leadership expertise to the Board.

R. Ted Weschler, 49, has been a director of WSFS Financial Corporation since 2009.  His current term expires at the 2013 Annual Meeting of Stockholders.  He also served as a director of WSFS Financial Corporation from 1992 to 2007.  He is the Managing Partner of Peninsula Capital Advisors, LLC which he formed in 1999.  Peninsula manages a pool of capital that, on behalf of its clients, makes substantial long-term investments in publicly-traded companies possessing both strong prospects and outstanding management teams.  In 1989, Mr. Weschler was founding partner of Quad-C, a private equity firm.  Prior to that, he spent six years with W.R. Grace & Co. holding several positions, including Assistant to J. Peter Grace, Assistant to the Vice Chairman, as well as several capacities within their Corporate Development Group.  Mr. Weschler received his B.S. in Economics with concentrations in finance and accounting from The Wharton School of the University of Pennsylvania.  Mr. Weschler brings finance, market, investment, economics and executive leadership expertise to the Board.

Executive Management Who Are Not Directors:

Peggy H. Eddens, 55, has been Executive Vice President, Human Capital Management Department for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank, Butler, PA.  Prior to that, she held several positions with Mellon Bank and Citizens Bank.

Stephen A. Fowle, 45, has been Executive Vice President and Chief Financial Officer of WSFS Financial Corporation and WSFS Bank since 2005. From 2000 to 2004 he was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland, MHC.  From 1994 to 2000, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co, Incorporated in Milwaukee, Wisconsin, a regional investment banking firm.

Rodger Levenson, 49, has been Executive Vice President/Director of Commercial Banking for WSFS Bank since 2006.  From 2003 to 2006 Mr. Levenson was Senior Vice President and Manager at Citizens Bank and from 1986 to 2003 he held a number of positions at Wachovia Bank.

S. James Mazarakis, 53, has been Executive Vice President/Chief Technology Officer since 2010.  From January 2009 to February 2010 Mr. Mazarakis was a principal in Techvizion, a consulting firm specializing in technology strategies.  From that role, he served as our interim Chief Technology Officer since May 2009.  From 2005 to 2008, he was Chief Information Officer for T. Rowe Price Associates and from 2002 to 2005, he was Business Information Officer – Shared Services for Capital One Financial Corporation.

Richard M. Wright, 58, has been Executive Vice President/Director of Retail Banking and Marketing for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.

Section 16(a) Beneficial Ownership Reporting Compliance
Our officers and directors are required to file forms with the Securities and Exchange Commission (the SEC) to report changes in their ownership of WSFS Financial Corporation Common Stock.  The forms must be filed with the SEC generally within two business days of the date of the trade.  To our knowledge, there were no late filings of such forms during 2010.

Ownership of WSFS Financial Corporation Common Stock
The number of shares of our Common Stock owned by the directors and executive officers as of March 10, 2011, the record date set for the 2011 Annual Meeting of Stockholders, is shown below.  The table also shows the amount of their shares as a percentage of all of the shares of our Common Stock outstanding.

Shares that these individuals could acquire by exercising stock options and warrants are included in the amounts shown.  The individuals do not all have the same number of grants, and the different amounts are shown in the table below.  Only grants that are currently exercisable or that will become exercisable in the next 60 days have been treated as though they have been exercised and the individual owns those shares.

Directors:	Number of Shares (Including Exercisable Options and Warrants) 1	Percentage of our Common Stock Outstanding
Marvin N. Schoenhals	158,050	1.82%
Anat Bird	372	0.01%
Charles G. Cheleden	19,680	0.23%
Jennifer W. Davis	2,328	0.03%
Donald W. Delson	1,716	0.02%
John F. Downey	17,780	0.21%
Zissimos A. Frangopoulos	1,000	0.01%
Joseph R. Julian	62,556	0.73%
Dennis E. Klima	11,130	0.13%
Calvert A. Morgan, Jr.	16,780	0.20%
Thomas P. Preston	17,117	0.20%
Scott E. Reed	7,830	0.09%
Claibourne D. Smith	15,610	0.18%
Mark A. Turner	123,409	1.42%
R. Ted Weschler	1,629,310	18.68%

Executive Officers:
Peggy H. Eddens	9,935	0.12%
Stephen A. Fowle	23,429	0.27%
Rodger Levenson	25,328	0.29%
S. James Mazarakis	7,059	0.08%
Richard M. Wright	22,337	0.26%

Directors and Executive Officers as a group (20)	2,172,756	24.18%

1 Includes exercisable options for each of the individuals as follows: Schoenhals: 90,317, Bird: 0, Cheleden: 7,210, Davis: 0, Delson: 0, Downey: 7,210, Frangopoulos: 0, Julian: 8,210, Klima: 4,210, Morgan: 9,210, Preston: 8,010, Reed: 3,210, Smith: 8,210, Turner: 74,900, Weschler: 0, Eddens: 5,781, Fowle: 11,350, Levenson: 15,837, Mazarakis: 750, and Wright: 10,875.  Also includes exercisable warrants of 129,310 for Mr. Weschler.

4.            Compensation
Compensation Discussion and Analysis

Contents
Forward-Looking Statements	14
Executive Summary	15
Named Executive Officers (NEOs)	17
Executive Compensation Restrictions Under TARP Guidelines	17
Compensation Philosophy	18
The Role of the Personnel and Compensation Committee of the Board of Directors	18
The Role of Management in Executive Compensation	19
The Role of Consultants	19
Peer Groups and Benchmarking	19
Compensation Peer Group (“CPG”)	20
Performance Peer Group (“PPG”)	21
Elements of Compensation	21
Base Salaries	21
Annual Incentives	22
Timing of MIP Annual Awards and IRS Section 409A Requirements	24
Measuring actual performance and calculating incentive payments	24
Equity/Long-Term Incentives	25
Annual Performance Based Awards	25
Multi-Year (4-year) High Performance Awards	25
Special Retention and Motivation Awards	26
Timing and Pricing of Equity Awards	26
Benefits	27
Development Allowance	27
Total Compensation	28
Employment Agreements	28
Tax Considerations Related to Our Executive Compensation	28
Other Executive Compensation Policies	28
Non-Executive Compensation Policies	29
Summary	31
Personnel and Compensation Committee Report	32
Compensation of Executives	32
Summary Compensation Table	32
Grant of Plan-Based Awards	35
Outstanding Equity Awards Value at Fiscal Year-End	36
Exercises of Options and Vesting of Shares During 2010	37
Termination Without Cause	37
Change in Control	37
Potential Payments Upon Termination or Change in Control	37
Retirement Plans	37

Forward-Looking Statements

This Compensation Disclosure and Analysis contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider” “should,” “plan,” “outlook,” “estimate,” “predict,” “continue,” “probable” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to estimates with respect to our financial condition, results of operations and business. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, but are not limited to items we disclose in the “Risk Factors” sections of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q  and elsewhere in those reports as well as:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;
•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; and
•	changes in prevailing compensation practices.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. We do not intend to update any of the forward-looking statements after the date of this proxy statement or to conform these statements to actual events.

Executive Summary

Our Personnel and Compensation Committee (the Committee) provides board oversight and guidance for executive compensation and related benefits.  To assist with their responsibilities, the Committee regularly receives reports and recommendations from its independent consultants, Blanchard Chase LLC.  Our executive compensation program is designed to reflect a pay-for-performance culture and align the interests of senior management with our shareholders and our long-term success.  One way we can determine if our programs reflect the interests of our shareholders is through their non-binding vote, which we take into careful consideration for future executive compensation decisions.  In 2010, by their advisory (non-binding) vote, shareholders approved the compensation of our executives.   A significant portion of the executives’ compensation opportunity is contingent on our performance as well as our performance relative to peers. During 2010, the Committee reviewed the analysis conducted by our Senior Risk Officer (SRO) and concluded that our compensation program is balanced and does not motivate imprudent risk taking.   The following Compensation Discussion and Analysis provides an explanation of our executive compensation programs.

2010 – Overview

When deciding executive compensation for 2010, the Committee anticipated a year of stabilization and early signs of recovery. Similar to other community banks throughout the country, we continued to feel the effects of increased regulatory requirements. In 2010, we experienced larger, regional banks entering our market resulting from recent acquisitions. This heightened our sensitivity to the retention of our executive leadership team, including our Named Executive Officers (NEOs).

In consideration of our current competitive environment and the need to retain our NEOs, the freeze on their base pay and the suspension of their perquisites in 2009 was lifted in 2010.  As a result, the Committee awarded market adjustments to the base pay of our NEOs in 2010 and reinstated and modified their perquisites.  Variable compensation that was issued to our NEOs in the form of restricted stock will not fully vest as long as the Treasury continues to hold an equity investment in us through its TARP Capital Purchase Program.

The Committee recommended, and the Board approved, a modification to the calculation of the corporate performance goals in our Management Incentive Program (MIP).  The modification is more fully described in “How We Determine Annual Incentive Amounts” beginning on page 22.

The dollar value of equity-based awards granted to NEOs has also fluctuated over the past three years, consistent with fluctuations in the general economy, industry and bank performance, as shown in our “Summary Compensation Table” discussion on page 34.

We have learned from this recessionary cycle and have made adjustments to help deal with the economic realities.  During the year, we reaped the benefit of initiatives introduced in 2009, designed to fundamentally improve our operating results. One such initiative was the CORE program which identified expense reductions and revenue enhancements of over $6 million annually across the organization.

Despite the financial and economic challenges, for the fifth year in a row, we were named by Wilmington’s The News Journal as a top five “Best in Business.” And for the second year in a row, this  independent survey ranked us as the #1 best place to work, or Top Workplace, in the State of Delaware. In March 2010, we were featured in the Gallup Management Journal in an article titled, “Weak Economy, Strong Bank: How WSFS Has Differentiated Itself From Other Banks- And Now Owns Its Market. In addition, independent survey results of our customers continue to score us as “world class” in service and engagement, firmly in the top ten percent of all companies surveyed by Gallup, Inc.  We strongly believe we are a better organization for having gone through, and learned from, this recessionary period.

Our long-term focus over the past decade has produced a positive return to our owners.  An investment of $100 in WSFS common stock in 2001 was worth $398 at December 31, 2010.  By comparison, $100 invested in the Dow Jones Total Market Index in 2001, was worth $103 at December 31, 2010 and $100 invested in the Nasdaq Bank Index in 2001 was worth $122 at December 31, 2010. These results were bolstered by an 88% total shareholder return in 2010 compared to a return of 17% from the Dow Jones Total Market Index and 14% from the Nasdaq Bank Index.

Outlook for 2011

The economy continues to show signs of stabilization and recovery, and we have begun to see the evidence of that in the behaviors of our customers and businesses.

Soon we will not only be the oldest bank and trust company in Delaware, but also the largest independent bank and trust company in Delaware, as the result of a local competitor being acquired by an out of market, regional bank. We believe this will be a unique opportunity for us to increase our market share and have already seen migration of consumer and business accounts to our bank.  Also, it is a great opportunity for us to take advantage of being the only remaining community bank of size in our primary market, Delaware.

The Personnel and Compensation Committee evaluated executive compensation for 2011 with a goal of balancing our retention and motivation of executive officers with our pay for performance philosophy.  As a result of their evaluation, the Committee concluded it would retain the same elements of compensation for 2011 as it did for 2010.  The components of executive compensation for 2010 were: base salary, bonus and long-term incentive compensation, primarily in the form of restricted stock.

We pride ourselves on setting high, measurable goals, being accountable for achieving those goals and having a competitive "pay-for-performance" philosophy. Our executive incentive compensation plans (which include our MIP, covering our NEOs), have: (i) focused on measures that are traditionally important to shareholders, (ii) incorporated industry standards, (iii) did not promote inappropriate risk, and (iv) used fundamental indicators of our performance, growth and health.  These measures are: Earnings Per Share (EPS) growth, Return on Average Assets (ROA) and Return on Average Equity (ROE).  Our formula-based awards calculations start by comparing ourselves to a group of similarly-sized peers (all publicly-traded banks and thrifts of $1 to $5 billion in asset size) and our goals are set high.  For example, we only achieve "Target," or average awards if we achieve performance at the 60th percentile of that group’s results on all three measures.   "Maximum" awards are achieved if we reach the 75th percentile of that group's performance.  Reaching the 75th percentile on all three measures, ROA, ROE and EPS growth, is typically achieved by less than 6% of companies in this peer group. In 2010, it was reached by only 4% of those companies.

According to our compensation consultants, our compensation plans incorporate evolving industry-recognized “best practices” in compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that increasingly reward executive management with restricted stock or restricted stock units (RSUs) for superior absolute performance, as indicated by reaching annual ROA targets.  These RSUs are awarded only if these tiers are reached before the end of the measurement period, then vest over not less than a four-year time period.  Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time.  Likewise, the cost of such awards are spread over an extended period, with a provision that awards granted to NEOs subject to TARP restrictions, will not vest fully as long as the Treasury continues to hold an equity investment in us through their

Capital Purchase Program.  In addition, the corporate performance portion of the executives’ standard annual incentives (which are granted based on how our performance compares to our peer group and individual goals) are decreased, pro-rata, to the extent our annual corporate ROA is less than 1.0% (in our opinion, considered to be a satisfactory ROA performance for the industry, by historical standards).  So for example, if our ROA was .75% in any year, the Company-wide performance portion of the incentives granted would be only 75% of the normal formulaic amount.

In 2010, due mostly to the lingering effect of a prolonged recession and reflective of our return to profitability, we recorded an ROA of 37 basis points, an ROE of 4.21%, and EPS of $1.46.  These represented significant improvements from our 2009 levels, and averaged at the 63rd percentile of our peer group's results.  In response to these results, the performance plans above dictated the following impact on executive compensation:

1.	Variable pay, including equity awards and bonuses were granted to the NEOs as permitted under the Management Incentive Plan (MIP) document and in consideration of TARP requirements.

2.	Merit increases to salaries for NEOs for 2011 (See “Base Salary” table on page 22).

3.	Consistent with our performance, total compensation for 2010 showed improvement from 2009.

Considering the total mix of compensation, we believe these actions above are: (1) reasonable, (2) consistent with pre-established pay-for-performance plans, and (3) commensurate with our 2010 results, both in absolute terms, and in comparison to prior years’ results and incentives.  In addition, they are compliant with TARP limitations, where applicable.

Named Executive Officers (NEOs)

As shown below, there is one change to our list of NEOs from those reported in our proxy last year.

Named Executive Officers
2009	2010
Mark A. Turner – President and Chief Executive Officer	Mark A. Turner – President and Chief Executive Officer
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	Stephen A. Fowle – Executive Vice President and Chief Financial Officer
Rodger Levenson - Executive Vice President and Director of Commercial Banking	Rodger Levenson - Executive Vice President and Director of Commercial Banking
Richard Immesberger – Executive Vice President, Trust and Wealth Management	S. James Mazarakis – Executive Vice President and Chief Technology Officer
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing

Executive Compensation Restrictions Under TARP Guidelines
Our CEO, CFO and three of our most highly compensated senior executive officers (SEOs) voluntarily executed SEO Waiver Forms and SEO Letter Agreements in connection with our participation in the United States Treasury’s TARP Capital Purchase Program (CPP).  By executing these documents, the SEOs waived any claims they may have as individuals against the Treasury as a result of modifications to their existing compensation arrangements that are made or will be made in order to be in compliance with Section 111 of the Emergency Economic Stabilization Act (EESA).  Section 111 of EESA was amended in its entirety with the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA) in February 2009.

Such modifications on executive compensation matters, based on the provisions of EESA and the ARRA, include: (i) ensuring that incentive compensation for the SEOs do not encourage unnecessary and excessive risks that threaten our value; (ii) requiring a “clawback” of any bonus or incentive compensation paid to an SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, (iii) agreeing we would not deduct for tax purposes executive compensation in excess of $500,000 in a tax year for each SEO; and (iv) agreeing that no severance payments may be made to the SEOs during the period in which the U.S. Treasury holds its equity investment in us (other than any warrants previously issued).  In addition, no bonus, retention or incentive compensation may be paid to, or accrued for, at least the five most highly compensated employees, except for such compensation in the form of: (i) long-term restricted stock that do not fully vest during the period in which the U.S. Treasury holds its equity investment in us; (ii) has a value not greater than one-third of the total amount of annual compensation of the Associate receiving the stock; and (iii) other terms and conditions as the Treasury Secretary may determine are in the public interest.

Compensation Philosophy
Our general compensation philosophy remained unchanged from 2009 to 2010:
•	We strive to be competitive in base pay, with salaries targeted at the median of banking peers comparable to our asset size.
•
We structure our incentive system to provide rewards for performance that reflects our strategic plan and balances executives’ focus on both annual goals and the long-term success of the bank, without creating undue risk.

•
Our total compensation for expected performance levels is targeted at the median of our peers.  For exceptional performance, we provide total compensation that compares to levels at or above the 75th percentile of our peers.

Our goal is to be a high performing company, thus we have designed our compensation package toward attracting and retaining quality individuals, and motivating and rewarding them for strong performance.

The Role of the Personnel and Compensation Committee of the Board of Directors
The Personnel and Compensation Committee (“the Committee”) serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices.  Also, the Committee provides oversight to management so that we create and maintain competitive programs which attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards.  The Committee ensures that personnel and compensation policies support our strategic mission and comply with all applicable legal and regulatory requirements.  They also review and consider the results of shareholders’ advisory votes on executive compensation.

Generally, the role of the Committee is twofold: (1) to approve action items for which it has sole authority, and (2) to recommend to the Board, for approval, action items which are outside its sole authority.  Some specific responsibilities of the Committee categories are listed below.

Action items that the Committee has the authority to approve:
•	Performance evaluations, salary adjustments, bonuses, stock options, perquisites for any officer other than the CEO and President.
•
Incentive plan design, including criteria, formula computation and calculation of award amounts, such as cash payouts, restricted stock and stock option awards for all officers other than the CEO and President.

•
Adoption, administration and expense of certain Associate benefit plans and programs including 401(k) amendments, technical corrections and discretionary contributions, if in excess of 2% overall compensation.

•	Payment of additional year-end contributions in lieu of deferred compensation plans for any officer other than the CEO and President.
•	Engage compensation consultants (selection, negotiate terms, and related fees) to assist in matters regarding executive and Board related compensation.
•	Fees for board advisors, Lead Director and committee chairs; oversee election of committee chairs.

Action items that the Committee recommends to the Board for approval:
•
Policies and charter, including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, the Management Compensation Policy, the Business (Luxury) Expenditures Policy, the Personnel and Compensation Charter.

•	Board and management stock ownership and guidelines.

•	All TARP compliance and disclosure matters, including but not limited to compensation and incentive plan reviews and risk assessments, clawback provisions, other filed requests and annual narrative.
•	Board retainer.
•	Compensation Discussion and Analysis (CD&A), compensation risk assessment and Compensation Committee report portions of the proxy.
•	Any compensation action for the CEO and President (salary increases, bonuses, stock grants, perquisites, etc.).
•	Any compensation action (fees, stock awards, etc.) for the Chairman of the Board.

The Role of Management in Executive Compensation
Our CEO provides recommendations for the Committee’s consideration and manages our compensation programs and policies.  His activities include:
•
Assisting the Personnel and Compensation Committee and their independent compensation consultant as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings.

•	Based upon data provided by the Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals.
•	Recommending changes to compensation programs to the Committee, where appropriate.
•	Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all Committee discussions of his compensation level.  As a practical matter, he may discuss the formula by which his incentive compensation is structured, but does not participate in decisions regarding changes to his own compensation.

The Role of Consultants
In 2010, the Committee worked with Blanchard Chase LLC, an independent executive compensation consulting firm specializing in the financial services industry.  The Committee had engaged them to conduct a market analysis of executive compensation in the fourth quarter of 2009.  Blanchard Chase reports directly to the Committee and does not provide any non-compensation related services or products to the Committee or the Company.  The Committee has worked with the same consultant since 2007 under previous firm names.  The consultant provides the Committee with annual advice on market competitive pay for executives and directors.  We discuss our peer group and benchmarking process elsewhere in this Compensation Discussion and Analysis.  In addition to executive benchmark analyses, Blanchard Chase has assisted us with the executive annual and long-term incentive programs, and has provided guidance to the Committee on TARP restrictions and compliance. In 2010, the aggregate amount paid to our independent compensation consultant was less than $50,000.

Peer Groups and Benchmarking
Approximately every three years, the Committee engages an independent consultant to conduct a formal review of our executive compensation program.  As mentioned above, the most recent comprehensive review was conducted in late 2009 by Blanchard Chase LLC.  The Committee requested this review to assess competitive compensation levels for its executives.  Although there are certain limitations and restrictions applicable to our compensation programs while we participate in the Treasury’s TARP program, the Committee wanted to assess base salary levels to determine salary increases for the NEOs, since there were no increases in 2009.

When benchmarking compensation and setting performance goals for incentive plans, the Committee used two peer groups:
•
The Compensation Peer Group (“CPG”) provides a targeted assessment of the compensation practices for peer companies.  The CPG allows us to compare our compensation to other banks that have similar performance, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

•
The Performance Peer Group (“PPG”) provides a broader, national perspective of banks in the $1 to $5 billion asset size.  We use the PPG to set appropriate bank-wide financial goals, drawing from the larger national dataset of comparably-sized financial institutions.

Further details on each of these peer groups are provided below.

Compensation Peer Group (“CPG”)
Our last CPG update was in December 2009 due to our increased asset size since our last peer group was developed in 2007.  In addition, some of our previous peers had been acquired, failed or grown as well.  The organizations comprising the final CPG provided a dataset of peers comparable to our size, performance and location and met all of the following criteria:
•	Located within DE, MD, NY, PA, VA, and WV;
•	Total Assets MRQ (most recent quarter) as of December 31, 2010, between $1.8 billion and $8.1 billion.
•	Median total assets were approximately $3.7 billion, reasonably consistent with our own asset size.

Listed below are the companies included in our CPG and their assets sizes as of December 31, 2010.

					Total Assets
					At December 31, 2010
	Company Name	Ticker	City	State	($000)
1	Northwest Bancshares, Inc. (MHC)	NWBI	Warren	PA	8,148,155
2	First Commonwealth Financial Corp.	FCF	Indiana	PA	5,812,842
3	WesBanco, Inc.	WSBC	Wheeling	WV	5,361,458
4	NBT Bancorp Inc.	NBTB	Norwich	NY	5,338,856
5	Beneficial Mutual Bancorp, Inc. (MHC)	BNCL	Philadelphia	PA	4,929,785
6	S&T Bancorp, Inc.	STBA	Indiana	PA	4,114,339
7	Flushing Financial Corporation	FFIC	Lake Success	NY	4,324,745
8	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	4,040,295
9	TrustCo Bank Corp NY	TRST	Glenville	NY	3,954,784
10	TowneBank	TOWN	Portsmouth	VA	3,871,018
11	Union Bankshares Corporation	UBSH	Richmond	VA	3,837,247
12	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	3,519,388
13	Tompkins Financial Corporation	TMP	Ithaca	NY	3,260,343
14	Provident New York Bancorp	PBNY	Montebello	NY	2,940,513
15	Virginia Commerce Bancorp, Inc.	VCBI	Arlington	VA	2,741,648
16	City Holding Company	CHCO	Charleston	WV	2,637,295
17	Hudson Valley Holding Corp.	HUVL	Yonkers	NY	2,669,033
18	Intervest Bancshares Corporation	IBCA	New York	NY	2,070,868
19	First Community Bancshares, Inc.	FCBC	Bluefield	VA	2,244,238
20	Bancorp, Inc.	TBBK	Wilmington	DE	2,395,723
21	Univest Corporation of Pennsylvania	UVSP	Souderton	PA	2,133,893
22	Parkvale Financial Corporation	PVSA	Monroeville	PA	1,791,116
	Average				3,733,526
	25th Percentile				2,645,230
	50th Percentile				3,678,318
	75th Percentile				4,272,144
	WSFS Financial Corporation	WSFS	Wilmington	DE	3,953,518

	Percentile Rank of WSFS Financial Corporation by Asset Size				62%

Performance Peer Group (“PPG”)
We created a performance peer group (PPG) consisting of all publicly-traded banks and thrift institutions in a total asset range of $1 billion and $5 billion as reported by HighlineFI. The PPG was comparable to our average size, but we outperformed the peers which had an average ROA of six basis points and an average ROE of -1.64% in 2010.  The PPG consisted of 202 organizations throughout the United States.  As noted earlier, the Committee uses the PPG to set appropriate performance goals for our MIP.

Elements of Compensation
In the following section, we describe the elements of our NEO compensation packages.  It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries
Why We Provide Base Salaries
We offer base salaries to provide a consistent and stable source of income to our NEOs.  Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant retention and recruiting tool.

How We Determine Base Salary Amounts
We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, to similar positions at our peers.  Additional factors that play a role in setting the final base salary amount for NEOs are as follows:
•	special circumstances related to staffing needs and market situations;
•	levels of compensation provided from other compensation components.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:
•	the prior incumbent’s salary;
•	the successful candidate’s salary history;
•	any market-based data provided by the external recruiter retained for the search;
•	the salary requirements of other candidates being considered for the position who have a similar level of experience.

In late 2009, the analysis of base salaries conducted by Blanchard Chase determined that our base salaries were slightly lower than the median base salary of our peers, ranging from 3% to 7% below the market median.

The table below shows changes to our NEO base salaries. Increases in 2010 and 2011 were awarded to recognize: (i) no salary increases having been granted in 2009, (ii) increased workload as a result of the recessionary environment, (iii) increased responsibilities assumed from the retirement of Mr. Schoenhals, and (iv) the aforementioned independent Blanchard Chase compensation review.  For 2011, the Board approved an increase for Mr. Turner based on his overall performance in 2010 and how well he led and developed his management team in a difficult year. Increases for the other NEOs were based on Mr. Turner’s performance evaluation of each executive, which were reviewed and approved by the Board.

BASE SALARY
Name and Principal Position	2009	2010	2009 to 2010 % increase	2011	2010 to 2011 % increase
Mark A. Turner – President and Chief Executive Officer	$405,000	$449,500	11%	$500,000	11%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	210,000	231,000	10%	243,000	5%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	235,000	259,000	10%	272,000	5%
S. James Mazarakis – Executive Vice President and Chief Technology Officer	-	235,000	N/A	244,000	4%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	225,000	250,000	11%	263,000	5%

Annual Incentives
Our executives are eligible for an annual award under our Management Incentive Plan (MIP). We designed the MIP to reward executives for excellence in performance on key financial metrics as compared to the Performance Peer Group (PPG), defined in the Peer Groups and Benchmarking section presented earlier, as well as each executive’s performance and contribution in his or her area of responsibility. The Plan was designed to provide cash awards, however, NEOs subject to TARP restrictions may only receive awards in the form of restricted stock. The Committee also retains the discretion to increase or decrease the awards under the MIP to take into consideration special performance events or other performance-based circumstances.  The Committee did not exercise this discretion in 2010.

Why We Provide Annual Incentives
Our compensation program includes an annual performance-based award.  The objective is to compensate executives based on achievement of Company-wide and individual goals related to building franchise value and shareholder value. The award is intended to reward short-term performance, typically annually, which is also in line with our long-term goals and to motivate the executive to achieve high performing results.

How We Determine Annual Incentive Amounts
The structure of our annual incentive plan includes: setting Company-wide goals; setting individual performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

•  Setting Company goals
Each year the Committee reviews our metrics and establishes Company-wide targets on the chosen metrics.  In selecting the metrics, the Committee considers our short-term and long-term business strategy, the current business environment and the interests of the shareholders.  The following metrics of our performance were chosen for 2011 and remain consistent with those selected in 2010 and 2009.

1.	Return on assets (ROA)
2.	Return on equity (ROE)
3.	Earnings per share (EPS) growth

Each was weighted evenly in our 2010 incentive plan.

The plan incorporates a contemporaneous measurement period that compares our current year performance to the current year performance of our peers.  The availability of financial and other performance data is available shortly after the year-end and provides us the ability to assess performance on a real-time, comparable basis.

Under our 2010 MIP, the “threshold” level for each goal was set at the 40th percentile of the 2010 PPG performance; the “target” level for each goal was set at the 60th percentile and the “maximum” level for each goal was set at the 75th percentile.  The expectation levels remained the same as in the previous year.  Setting the “target” at the 60th percentile of peer performance is a clear reflection of the high performance expectations placed upon our NEOs.  In 2010, the achievement of “Maximum” in all three performance criteria was accomplished by only 4% of the organizations in the PPG.

We believe it would be inappropriate to provide high payments for a sub-par performance year even if we significantly outperformed our peers.  To protect against such a situation, we established an ROA-based modifier.  Based on historically reasonable performance for the industry, the baseline ROA for the plan was set at 1.0%.  If our ROA falls below 1.0% at the completion of the year, any payments otherwise due under the plan related to Company-wide performance would be reduced by the percentage below the ROA baseline. In 2011, the Committee recommended, and the Board approved, a modification to the plan so that the ROA modifier applies only to the Company-wide performance. Prior to 2011, the ROA modifier applied to both the Company-wide and individual performance.

We also conduct a “quality of earnings” review which evaluates any unusual, one-time items greater than $2 million, after tax, that impacts cash equity or earnings and considers them for adjustments for the purposes of calculating earnings for the MIP.  The modification requires consideration in the “quality of earnings” for any unusual items affecting franchise value, but did not necessarily impact earnings (i.e. material deferred revenue or deferred costs, items with no tax impact, and any adjustments directly to equity).  Any “quality of earnings” evaluation will be made with a strong bias towards ensuring the impact to reported earnings is not done for the purpose of achieving earnings targets as defined under the annual incentive plan.

• Setting individual performance goals
At the beginning of the year, each NEO who reports to the CEO develops individual performance goals for the year consistent with the budget and strategic plan, and submits them to the CEO for review, amendment and approval.  Through an iterative, collaborative effort, these NEOs and the CEO agree to the final individual performance goals.

In general, individual performance goals are established using four categories: Customer, Associate, Financial and Operational.  All or some of the four categories may apply to each NEO depending upon each person’s area of responsibility and its impact on our strategic plan.

Under the MIP, the Committee measures the performance of the CEO solely on Company-wide goals.  However, the Board establishes individual performance expectations in addition to those associated with the MIP for the CEO.  These performance expectations are established by the Committee after a review, discussion and approval of recommendations submitted by the CEO.  When annual salary adjustments are being considered, the Committee assesses the NEO’s performance as compared to these performance expectations.

•  Weighting the goals
The Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance.  As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards.  Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior ranked executives.  For 2010, the weighting percentage for the CEO was 100% for Company-wide performance and 0% for individual performance.  For 2010, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters.

MIP awards are calculated using these percentage allocations.  For example, the MIP award for Mr. Turner, our CEO, is based entirely on Company-wide financial performance.  Although he has individual performance goals, it is the Company-wide metrics that affect his annual MIP award.   The Personnel and Compensation Committee has ultimate discretion in final award payouts to all our NEOs, with the exception of the CEO, which is at the discretion of the Board.

•  Providing incentive opportunities to NEOs
The table below shows NEO incentive opportunities under the MIP.  When setting MIP goals, the Committee took into consideration the opportunity levels for similar positions within the Compensation Peer Group (CPG) companies along with our philosophy of linking pay to performance.  If we meet our Company-wide performance criteria and/or the NEOs achieve their individual performance criteria, we would provide awards as shown in the table.  Levels for Target, Threshold and Maximum for all NEOs remain identical to 2009 levels.  The Committee believes the higher the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will be commensurate with an overall improvement in our performance.

MIP Opportunity as a Percent of Base Salary
Name and Principal Position	Minimum	Target	Maximum
Mark A. Turner -President and Chief Executive Officer	25%	50%	120%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	17.5%	40%	90%
Rodger Levenson – Executive Vice President and Director of Commercial Banking	17.5%	40%	90%
S. James Mazarakis – Executive Vice President and Chief Technology Officer	17.5%	40%	90%
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	17.5%	40%	90%

Timing of MIP Annual Awards and IRS Section 409A Requirements
The timing of payment of annual awards occurs no later than March 15th of the year following the performance period.  This timing usually provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code.  We made modifications, where necessary, to all plan documents to be in compliance with Section 409A prior to December 31, 2009.

Measuring actual performance and calculating incentive payments
The table below shows our 2010 targeted goals as compared to the 2010 performance of our Performance Peer Group (PPG). The formula is computed by assigning a value as follows: Performance below threshold would receive a score in a range between 0 and 0.99. Performance between Threshold and Target would receive a score in a range between 1 and 1.99. Performance between Target and Maximum would receive a score of 2 to 2.99. Performance in excess of Maximum would receive a score of up to 4. Our performance is compared to the MIP goals and a numerical value is interpolated. For example, if our ROA performance was exactly half-way between the Threshold goal (a value of 1) and the Target goal (a value of 2), our ROA would receive a score of 1.5.

2010 MIP Company-Wide Performance Goals and Results
	Percentile Rank to PPG			2010
Goal	Threshold (40th)	Target (60th)	Max (75th)	Actual Results	Score
Return on Assets (ROA)	0.29%	0.64%	0.87%	0.37%	1.23
Return on Equity (ROE)	2.80%	5.81%	8.73%	4.21%	1.47
Earnings Per Share (EPS) Growth	14.91%	61.18%	101.07%	586.67%	4.00
				Average	2.23
				Percentile Rank	63rd
				Interpolated	2.17

For the purposes of the MIP, our Return on Assets was 0.37% in 2010, which ranked us in the 45th percentile of peers.  Our Return on Equity was 4.21% in 2010, which ranked us in the 49th percentile, and our growth of Earnings Per Share was 586.67% in 2010, which ranked us in the 98th percentile.  On average, these three metrics ranked us in the 63rd percentile for relative performance versus peers.

The MIP awards were based on peer financial information available to the Committee, which represented 89% of the peer group, at the time the recommendation and approval was made.

In 2010, we showed a measurable improvement over the results of 2009, especially in our EPS growth.  The total value of awards to NEOs under the MIP was $364,917 for 2010 performance.  This compares to a value of $0 in awards for our 2009 performance.  The increase was the result of us achieving our 2010 goals and generally outperforming our peers.

Equity/Long-Term Incentives
Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives.  We offer equity awards as a performance incentive to encourage ownership of our Common Stock by our executives and to further align the interests of management with those of our stockholders.  Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.

Our Long-Term Incentive Plan (LTI) has two components: 1) Annual Performance-Based Awards and 2) Multi-Year High Performance Awards. The details of each component are as follows:

Annual Performance-Based Awards
The annual performance-based equity award component of our LTI Plan delivers equity awards at approximately the 40th percentile of peers. Prior to 2009, our annual performance-based equity awards to our NEOs were in the form of stock options. However, other forms of equity compensation were available for award under our plan. Since becoming a TARP participant in 2009, restricted stock was the required substitution for stock options for NEOs subject to TARP guidelines. In 2010, based on 2009 performance, no equity awards were earned by, nor awarded to, our NEOs. In 2011, based on 2010 performance, equity awards were granted to our NEOs. For NEOs subject to TARP restrictions, the Treasury requires that full vesting may not occur until their equity interest has been repaid. As a result, full vesting will occur at the later of the end of the fourth year or the repayment of the Treasury’s equity interest.

The LTI Plan provides the CEO with annual awards at approximately 40% of base salary and EVPs with awards at approximately 25% of base salary at the discretion of the Committee. Beginning in 2008, these awards were subject to an ROA modifier, which resulted in awards being reduced by 50% in 2009 and reduced to zero in 2010.  Upon review of this component of the LTI Plan, the Committee recognized that reducing long-term equity awards for three successive years was not in the best interest of the organization. As a result, the Committee recommended, and the Board approved, eliminating the ROA modifier for this component of the Plan effective for 2010 performance. When compared with our PPG, we ranked in the 63rd percentile for 2010. The total value of the equity awards granted to our NEOs in 2011 for 2010 performance under this Plan was $423,583.

Multi-Year (4-year) High Performance Awards
In 2008, we added a multi-year high performance component to our LTI Plan. Equity awards were aligned with specific high performance goals during a four- year period, 2008 through 2011. In 2010, the Committee recommended, and the Board approved, the extension of our multi-year high performance component to 2013 and the adjustment of our ROA performance levels in the Plan. Since the Plan’s inception in 2008, a deep and extended recession had a significant impact on the ability to achieve the goals as stipulated by the Plan. Extending the plan to 2013 allows us the opportunity to perform during the economic recovery period. This additional time will help demonstrate our “normal” earnings power and recalibrate the “new normal” of banking high performance, which is estimated to be 20 to 25 basis points lower than pre-recession performance levels. The ROA adjustments are discussed later.

Under the multi-year high performance component, restricted stock (or performance shares) are granted at the beginning of a performance period, but not actually earned until certain performance goals are met. Once earned, restricted stock awards have a minimum four-year vesting period to aid in retention. For NEOs subject to TARP restrictions, the Treasury requires that full vesting may not occur until their equity interest has been repaid. As a result, full vesting will occur at the later of the end of the fourth year or the repayment of the Treasury’s equity interest.

Three levels of restricted stock awards can be earned based upon ROA performance achievement: Maximum 1, Maximum 2 and Maximum 3.  We use a cliff vesting approach so that defined ROA levels must be achieved by the end of the plan period to earn one or more of these award levels.

Prior to the 2011 adjustment, ROA performance goals were set at 1.20%, 1.35% and 1.50% for Maximum 1, Maximum 2 and Maximum 3 ROA performance levels, respectively.  In 2011, the Committee recommended performance goals of 1.00%, 1.125% and 1.25%, for Maximum 1, Maximum 2 and Maximum 3 ROA performance levels, respectively. This more aligns our ROA goals with the current economic reality and the goals set forth in our strategic plan.

If performance does not meet the Maximum 1 level by the end of 2013, the restricted stock awards will not be earned during this performance period.  If, by 2013, we achieve an ROA of 1.25%, the participants will earn the maximum award of restricted stock.  If we achieve any of these ROA goals prior to 2013, the awards may be earned in the year in which the ROA goal was met.

Under the multi-year high performance component of the LTI Plan, both the award potential and goal targets are set higher than our annual performance-based awards.  If we achieve the Maximum 1 level of performance (or 1.00% ROA), the CEO will earn 11,100 shares of restricted stock, and an EVP will earn 3,500 shares of restricted stock.

If we achieve the Maximum 2 level of performance (or 1.125% ROA), the CEO will earn 16,600 shares of restricted stock, and an EVP will earn 4,300 shares of restricted stock.

If we achieve the Maximum 3 level of performance (or 1.25% ROA), the CEO will earn 22,200 shares of restricted stock, and an EVP will earn 6,000 shares of restricted stock.

These awards are noncumulative. For example, if we achieve the Maximum 1 level performance in one year, the CEO would be awarded 11,100 shares of restricted stock and in the next year, if we achieve the Maximum 2 level performance, the CEO would receive the difference between 16,600 and 11,100 shares of restricted stock or an award of 5,500 additional shares of restricted stock.

Based on our performance, there were no restricted stock awards granted between 2008 and 2010 under the multi-year high performance component of the LTI Plan.

In addition, compensation expense is recognized only when the performance condition is considered probable.  If we fail to achieve the ROA performance goals, any compensation expenses associated with the restricted stock awards will be reversed and the awards will not vest.

Special Retention and Motivation Awards
In an effort to retain and motivate our key executive officers, the Committee recommended, and the Board approved, a one-time and non-routine restricted stock award granted in January 2011.  The awards have a minimum four-year vesting period.  Because of our participation in TARP, the Treasury requires that full vesting may not occur until their equity interest has been repaid.  As a result, full vesting will occur at the later of the end of the fourth year or the repayment of the Treasury’s equity interest.

Timing and Pricing of Equity Awards
The Committee awards restricted stock grants generally at the February meeting of the Personnel and Compensation Committee.  Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval.  The grant date is established when the Committee approves the grant and all key terms have been established.

Benefits
•  401(k) Employer Contribution
We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan.  We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.  In addition, the Board may authorize a discretionary profit sharing contribution to all eligible Associates reflecting overall financial performance.  For 2010, the Board authorized a discretionary contribution equaling 1.00% of annual compensation for eligible participants. In recent years the percentage has ranged from 0.25% to 2.0%.

•  Other Deferred Compensation for NEOs
Unlike many members of our peer group, we do not offer SERPs or deferred compensation plans.  In consideration of that, the Committee generally approves additional restricted stock grants to certain highly compensated executives, including the NEOs, to compensate them for, among other things, contribution limitations to qualified retirement plans imposed by the IRS.  The supplemental equity awards shown in the table below are in addition to any equity awards provided in the table above.  These supplemental equity awards are formulaic and are not incentive-based.

To calculate the supplemental equity awards, we add the deferral shortfall (the maximum deferral without applying the IRS compensation limit, minus the IRS limit for 2009) to the lost Company contribution opportunity (base salary minus $245,000), and divide the sum by the closing price of our stock as of February 24, 2010. The following table shows the number and value of restricted stock grants issued in 2010 to replace the retirement shortfall for each of our NEOs during 2009.

Non-Qualified Deferred Compensation
2010 Supplemental Equity Awards (Formulaic)
Name and Principal Position	Number of Restricted Stock Units
Mark A. Turner – President and Chief Executive Officer	1,726
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	492
Rodger Levenson – Executive Vice President and Director of Commercial Banking	615
S. James Mazarakis – Executive Vice President and Chief Technology Officer	-0-
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	385

An additional benefit of using equity to provide supplemental retirement benefits to our executives is the resulting increase in stock ownership provided to these key Associates.  This further strengthens the alignment of executive goals with the interests of our shareholders and the four-year vesting schedule serves as an additional retention benefit.

Development Allowance
In 2011, the Development Allowance established in 2010 is being continued.  In 2011, it provides for up to $25,000 per year for the CEO and up to $10,000 per year for Executive Vice Presidents. For 2010, the Development Allowance for our CEO was limited to $20,000.

Allowable expenses under the Development Allowance Policy include items that would improve the executive’s networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives.  CEO expenditures must be approved by the Chairman of the Board or the Chairman of the Personnel and Compensation Committee.  EVP expenditures must be approved by our CEO.  Tax gross-ups are specifically prohibited under this policy.

Separate from the above perquisites, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Total Compensation
Consistent with our pay-for-performance philosophy, a portion of our 2010 NEO compensation was in the form of incentives.  These incentives included restricted stock awards issued in 2010 in lieu of cash bonuses (to comply with TARP ) as earned by NEOs under the Associate Service Bonus Plan.  Compared to the Compensation Peer Group, the average direct compensation and total compensation for our five NEOs for 2010 is in line with the 50th percentile (median).

Employment Agreements
We do not have employment agreements for our NEOs.  There is, however, a formal severance policy which, until the enactment of the American Recovery and Reinvestment Act of 2009 (ARRA), would have provided payments to NEOs if their employment was terminated without cause or following a change of control.  ARRA, signed into law on February 17, 2009, prohibits severance payments from being made to SEOs during the period in which the Treasury holds an equity interest in participating institutions.  As a result, our severance policy has been suspended until we no longer participate in the Treasury’s TARP.  Further details concerning Employment Agreements are provided under “Potential Payments Upon Termination or Change in Control.”

Tax Considerations Related to Our Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer or to any of the other three most highly compensated NEOs of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). Generally, we structure our compensation programs so that compensation expense will be tax deductible. The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation.  As a result of these various factors, and in order that the Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m).  Further, during such period that the U.S. Treasury holds its investment in us under the CPP program, the Section 162(m) limitations are set at $500,000 for the SEOs, and the compensation attributable to restricted stock and other “performance-based” compensation is includable in this $500,000 limitation in accordance with applicable U.S. Treasury regulations.

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.  We do not anticipate that any payments to be made related to a possible future change in control transaction will result in non-deductible payments under Section 280G of the Code; however, the Committee has the authority to approve such payments on a case-by-case basis. No such non-deductible payments under Code Section 280G were paid to any current or former NEO during 2010.

Other Executive Compensation Policies
The Board adopted an Ethics Policy, the provisions of which, among other things, prohibit NEOs from using inside information to buy or sell our securities for a financial gain. To further ensure adherence to this policy, guidelines have been established for company-imposed trading blackout periods. Our outside regulatory counsel and the Chief Financial Officer offer direction to NEOs on compliance with this policy. The policy requires all NEOs to provide an annual certification of their understanding and intent to comply with the policy.

Non-Executive Compensation Policies
The Personnel and Compensation Committee has reviewed whether any Associate incentive compensation plans and determined that they do not create or encourage risks that threaten our safety and soundness.  This included consideration of whether or not we are compensating any Associates on short-term results that threaten or ignore long-term value or encourage the manipulation of earnings.

In addition to the MIP plan (including the bonus and equity components) described above, our non-senior executive Associates may be eligible to participate in one or more of the compensation plans described below:

Associate Service Bonus Plan
The two primary components of this plan are our ROA and the Customer Engagement score (CE11).  Specific payouts are established by management based on reaching specific ROA and CE11 scores.  The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

•	An ROA factor reduces the amount of incentive payouts. If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation.
•	The CE11 factor is determined based upon the results of an independent customer satisfaction survey. This factor is not impacted by our earnings.
•	The incentive payouts are capped at $1,500 per Associate.

Middle Management Incentive Program (MMIP)
The two primary components of this plan are our ROA and the Customer Engagement score (CE11). Managers allocate the MMIP pool to reward their Associates based on merit and individual contributions. The following criteria within the MMIP plan assists in discouraging unnecessary and excessive risk-taking or manipulation of earnings:
•	An ROA factor reduces the amount of the incentive payouts for corporate goals. If our ROA is less than 1%, there is no score given for that component of the MMIP bonus calculation.
•	Incentive payouts are capped at 13% of an Associate’s annual salary.
•	The CE11 factor is determined by the results of an independent customer satisfaction survey. This factor is not affected by our earnings.

In addition to the above cash incentive plan, management is also eligible to receive non-cash compensation in the form of stock options.  The determination of stock option awards is based on a target award as a percentage of base salary subject to the discretion of the Committee. Currently, our stock awards have a four-year vesting schedule which further links managers to our long-term success.

Commercial Incentive Plan (CIP)
The CIP Plan is designed to provide a performance-based, semi-annual bonus for selected Associates working in our Commercial Lending Division.  The objective of the plan is to compensate participants for performance that equals or exceeds goals related to the Commercial Division’s budget.  The criteria for payment are based on specific targets set in advance and based on measurable objectives with two components: (1) division performance, and (2) personal/team performance.  Division performance measures are established during the annual budgeting process, and are communicated to CIP participants following approval by our Board of Directors at the beginning of the calendar year.

Any commercial loan incentive plan will inherently have credit, interest rate and liquidity risk. The CIP includes factors for profitability (i.e., ROA), quantitative factors (i.e., fee income, deposit balances) and referrals.  There are several factors, however, that will reduce the incentive payout calculation, such as risk management scores, loan delinquencies, charge-off ratios, and problem loans.  We believe these factors discourage our lenders from taking a short-term financial perspective and penalize them if they if they do not adhere to established credit quality and sound lending processes. In addition, the total CIP payment pool is capped at a maximum of 30% of the aggregate salaries of all participants in the plan.  Also, individual incentive payouts are capped depending on the Associate’s position within the Commercial Division.  Currently, the maximum individual incentive payouts range between 10% and 65% of a participant’s annual salary.  These incentive opportunities were also deemed as competitive and reasonable by our outside compensation consultant.

Retail Incentive Plan
The Retail Incentive Plan (RIP) includes numerous individual plans for the Retail Banking Division including Associates working in the following departments: Direct Bank, Telephone Customer Service (TCS), and Customer Overdraft Specialist (COS).  The primary factors in the incentive calculations are:
•
Product sales - Sales include deposit and loan originations.  While we have concluded there is no inherent risk with incentives on deposit products, the loan component initially has some credit and interest rate risk.  These risks are significantly reduced because retail Associates do not underwrite or approve loans.  In addition, the incentive criteria are based on both historical and new loan balances originated by each branch office.

•	Cross-sell and Referrals - These incentive criteria do not impose any significant risk.
•	For participants working in TCS and COS, there are specific metrics related to individual performance and call abandon rates. These criteria do not impose any significant risks to us.

Reverse Mortgage Incentive Plan
The primary metric for this plan is new loan originations.  Any credit or reputation risk is mitigated since the loans are fully underwritten, funded and purchased by a third party.

Small Business Incentive Plan
The metrics for the Small Business Incentive Plan include: new loan originations, new deposit balances and referrals.  There is minimal risk for new deposit and referrals.  For the new loan origination metric, potentially, there is some credit and interest rate risk.  These risks have largely been mitigated because Small Business Relationship Managers do not underwrite the loans.  In addition, the new loan metric has a cost of funds and an administrative cost allocation, which helps ensure that only profitable loans are paid an incentive.

Mortgage Originator Incentive Plan
The primary metric for this plan is new loan originations.  This criterion has credit risk, but is mitigated because our mortgage loan originators do not underwrite loans.

Item Processing Incentive Plan
This plan rewards individuals for their efforts in processing our daily deposited checks by employing a production incentive. Individual incentive payouts are earned monthly and are based on the participant’s performance in processing the checks rapidly and accurately.  These metrics do not have an inherent risk to us.

Cash Connect Incentive Plans
Cash Connect has three primary incentive plans for their Associates.  These plans are:

•
President’s Plan – The Cash Connect President’s Plan is under an evergreen employment contract that provides for an annual incentive payout, which was signed prior to 2009.  This incentive plan is based on net income, return on average assets, a Retail Banking component and an Internal Audit rating.  The Internal Audit rating has an override impact that can significantly produce or eliminate an incentive payout.  The payout percentages for meeting the target or maximum thresholds under this plan result in higher incentive payout percentages than that of other of our Executive Vice Presidents which reflects the lower salary and greater risks (and therefore the greater potential rewards) required for this position. The incentive payout under this plan is capped at 120% of Cash Connect President’s annual salary.  Our CEO, along with the Personnel and Compensation Committee, approve the final incentive payout under this plan.

•	Cash Connect Associate Yearly Bonus - This incentive plan is based on five performance metrics: sales quotas and operational integrity measures including: timely processing of cash orders, timely preparation of vault cash and merchant invoices, no cash vault settlements outstanding more than thirty days and no cash order differences outstanding more than ninety days.

•
Sales and Marketing Divisional Performance - There are six components included in this quarterly incentive plan: return on assets, return on equity, pre-tax net income, vault cash growth, outstanding vault cash times total budgeted blended bailment rate and net growth of our branded ATMs.

In addition to the above incentive plans, Cash Connect has several other immaterial incentive plans that have minimal incentive payouts.

Trust Officers Incentive Plan
This plan is intended to provide competitive compensation opportunities to attract and retain experienced Trust Associates at the officer level, who are primarily engaged in the sales administrative, investment and operational activities of the trust division. Each month an amount equal to 2% of the revenue of the trust division will be accrued for the incentive pool.  At year end, we may recommend an amount for each individual, however, the aggregate amount awarded will not exceed the total of the pool accrual. The awards will be determined by taking into consideration financial success of the trust division, success of the group to which the officer is assigned, and individual participation.  The EVP of Trust is subject to the incentive plan and bonuses similar to MIP.

Trust Sales Incentive Plan
This plan is intended to provide competitive compensation opportunities to attract experienced staff members who are engaged primarily in trust sales activities. Sales incentives are calculated based on credited fee income generated as a result of new trust accounts during the Plan year and are paid quarterly once threshold amounts are met.

WSFS Investment Group (WIG) Incentive Plan
This plan is a compensation structure for our financial advisors to generate new business for WSFS Investment Group.   While payment is contingent on the sale of an investment product, the plan does has a provision that if a customer cancels a product (i.e., annuities) within a specified time, the financial advisor’s commission is reduced by the amount the advisor was previously paid for the account.  For products sold through Invest Financial Corporation, a suitability review is performed to ensure that the product sold is appropriate for the consumer based upon various factors.

Cypress Capital Management
Cypress Capital Management does not have a formal incentive plan.  Each year, incentive awards are determined at the recommendation of the President of Cypress Capital Management and approved by Bank management.  The incentive payments are based on Cypress Capital Management’s profits and individual Associate performance for the year.  Utilization of a formal plan would reduce the subjectivity involved in the calculation of the incentive payments and reduce the risk of possible abuse.  The President of Cypress Capital Management has an employment contract under which she is eligible to receive incentive payments.  The incentive payments made to participants are not material to our financial statements.

Summary
Our CEO, our Human Capital Management Director, the Senior Risk Officer (SRO), and the Personnel and Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s compensation, including base salary, incentive compensation, and all of our incentive compensation plans.  We have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our shareholders.

Accordingly, we believe our compensation programs are reasonable, competitive, not excessive and do not encourage our executives or any of our Associates to take unnecessary risks that would threaten the value of our financial institution.

Personnel and Compensation Committee Report
Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in our 2011 Shareholder Meeting Proxy Statement filed pursuant to Section 14(a) of  the Securities Exchange Act of 1934, as amended (the “Proxy”).  Based on the reviews and discussions referred to above, the Committee recommends to the Board that the Compensation Discussion and Analysis referred to above be included in our Proxy.

The Personnel and Compensation Committee certifies that (i) it has reviewed with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the our value, (ii) it has reviewed with senior risk officers the Associate compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to us; and (iii) it has reviewed the Associate compensation plans to eliminate any features of these plans that would encourage the manipulation of our reported earnings to enhance the compensation of any Associate.

Personnel and Compensation Committee
Claibourne D. Smith, PhD, Chairman                                Anat Bird
Jennifer W. Davis                                                               Dennis E. Klima
Thomas P. Preston

Compensation of Executives
In accordance with the requirements of the United States Securities and Exchange Commission, which regulates the disclosures made by public companies such as us, the individuals whose compensation is discussed in this section are (1) Mark A. Turner because he served as our Principal Executive Officer during 2010,  (2) Stephen A. Fowle because he served as our Principal Financial Officer during 2010, (3) Rodger Levenson (4) S. James Mazarakis and (5) Richard M. Wright because their total compensation placed them in the group of the three highest paid executives for 2010 other than the principal executive and principal financial officers.  As a group, we also refer to these executives as our Named Executive Officers (NEOs) in this Proxy. The following is information about the compensation of our NEOs.

The information for these executives is organized according to the type of compensation.  First, we show overall total compensation, including salaries, bonuses, stock awards, option awards and certain other compensation, such as the matching contribution made to 401(k) plan investments, supplemental compensation, and other compensation.  Then, we explain in more detail the particular types of compensation these executives have received and could receive if they are terminated.

Summary Compensation Table
The following discussions and tables summarize the compensation of each NEO for the years ended December 31, 2010, 2009 and 2008.

Awards Granted in 2010 for 2009
Included in the disclosure of 2010 “stock awards” in the Summary Compensation Table below, is the aggregate grant date fair value of restricted stock awards granted in 2010 in lieu of cash bonuses earned in 2009 as follows: Mr. Turner, $648; Mr. Fowle, $648; Mr. Levenson, $648 and Mr. Wright, $648.

In addition, the amount listed under “stock awards” for 2010 in the Summary Compensation Table below also includes the aggregate grant date fair value of restricted stock units granted in 2009 in lieu of benefits earned under other deferred compensation plans for 2009 as follows: Mr. Turner, $52,660; Mr. Fowle, $15,010; Mr.

Levenson, $18,764 and Mr. Wright, $11,746.  These awards are formulaic and are not incentive-based.  See “Other Deferred Compensation for NEOs” on page 27 for additional information.

Awards Granted in 2011 for 2010
In 2011, we granted restricted stock awards in lieu of cash bonuses and stock options under the LTI Plan earned in 2010 with an aggregate grant date fair value as follows: Mr. Turner, $271,481; Mr. Levenson, $135,224 and Mr. Wright, $139,984. Since Mr. Fowle was not subject to the TARP restrictions in 2010, he received a cash bonus with a value of $63,519 and stock options with an aggregate grant date fair value of $57,746, for a total value of $121,265.

In addition, we granted restricted stock units in lieu of benefits earned under other deferred compensation plans for 2010 with an aggregate grant date fair value as follows: Mr. Turner, $63,188, Mr. Fowle, $18,144; Mr. Levenson, $23,174, Mr. Mazarakis $13,248, and Mr. Wright $15,808.  These awards are formulaic and are not incentive-based.  These awards will be reflected in the Summary Compensation Table for 2011.  See “Other Deferred Compensation for NEOs” on page 27 for additional information.

Retention Awards for 2011
In addition, in an effort to retain and motivate our NEOs in 2011, the Committee granted special retention awards in the form of restricted stock, with at least four year vesting, with an aggregate grant date fair value as follows: Mr. Turner, $246,350; Mr. Fowle, $123,175; Mr. Levenson, $123,175, Mr. Mazarakis, $123,175 and Mr. Wright, $123,175.  These awards also will be reflected in the Summary Compensation Table for 2011.

Supplemental Compensation Table
We are required by SEC proxy disclosure rules to include stock award values as compensation for the year in which the awards were granted rather than the year in which the executives’ performance is attributable.  If the value of such awards were included in the year in which the NEOs performance is attributable, then “total compensation” for such years would be as shown in the table below.  Compared to market research conducted in late 2009 and aged to 2010, total compensation for the executives below for 2010 was generally at the market median, ranging from 44th to 54th percentile of peers.

Name and Principal Position	Total Compensation by Year
	2010	2009	2008
Mark A. Turner – President and Chief Executive Officer	$ 814,040	$ 470,558	$ 620,089
Stephen A. Fowle - Executive Vice President and Chief Financial Officer	380,303	236,187	302,396
Rodger Levenson - Executive Vice President and Director of Commercial Banking	427,731	266,662	337,176
S. James Mazarakis – Executive Vice President and Chief Technology Officer	483,764	-	-
Richard M. Wright - Executive Vice President and Director of Retail Banking and Marketing	419,051	246,313	328,536

We believe the above matching of compensation to the year associated with the NEOs’ actual performance efforts related to stock and stock unit awards more accurately depicts the trend of compensation levels for our NEOs and reinforces our commitment to a philosophy of pay-for-performance.  For example net income over the last 3 years was $14.1 million in 2010, $663,000 in 2009, and $16.1 million in 2008. The foregoing information is not intended to be a substitute for the Summary Compensation Table, as required by the SEC rules, which is shown below.

Summary Compensation Table
Name and Principal Position	Year	Salary1 ($)	Bonus2 ($)	Stock Awards3 ($)	Option Awards3 ($)	All Other Compensation4 ($)	Total ($)
Mark A. Turner – President and Chief Executive Officer	2010 2009 2008	$442,125 405,000 400,000	$ - - -	$53,308 208,589 -	$ - - -	$ 37,246 12,250 11,500	$ 532,679 625,839 411,500
Stephen A. Fowle - Executive Vice President and Chief Financial Officer	2010 2009 2008	227,500 210,000 207,833	63,519 - -	15,659 83,063 -	- - -	13,394 10,528 11,500	320,072 303,591 219,333
Rodger Levenson - Executive Vice President and Director of Commercial Banking	2010 2009 2008	255,000 235,000 235,000	- - -	19,412 90,676 -	- - -	14,333 12,250 11,500	288,745 337,926 246,500
S. James Mazarakis – Executive Vice President and Chief Technology Officer	2010 2009 2008	215,417 - -	- - -	- - -	27,630 - -	106,257 - -	349,304 - -
Richard M. Wright - Executive Vice President and Director of Retail Banking and Marketing	2010 2009 2008	249,167 221,669 225,000	- - -	12,394 82,458 -	- - 9,578	14,092 12,250 11,500	275,653 316,377 246,078

1 The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 22 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

2 Represents cash bonus to an NEO that is not subject to TARP restrictions for 2010.

3 Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718 (formerly FAS 123R). In addition, Mr. Turner’s stock awards were adjusted for 2009 due to TARP limitations.

4 All Other Compensation represents contributions made by us into the 401(k) plans of our NEOs and dividends related to restricted stock that was not factored into the grant date fair value. In addition, Mr. Turner applied his development allowance toward club dues and financial planning. Mr. Mazarakis was paid consulting fees for January 2010 in the amount of $40,303, prior to becoming an NEO in February 2010. He also received $60,000 for his transition and temporary living assistance.

Grant of Plan-Based Awards
The number of shares granted to executives under our 2005 Incentive Plan is based on a calculation related to the executive’s base salary and may be adjusted by the Committee.  The Committee made awards in 2010 for 2009 performance as summarized in the table below.  Mr. Mazarakis received a grant of 3,000 stock options on February 25, 2010 as a sign-on incentive. The options have an exercise price of $30.17 which is equal to the closing stock price of WSFS Common Stock at the grant date. The grants vest equally over four years and expire on the fifth anniversary of the grant date. This award was part of his recruitment compensation package and was not subject to TARP restrictions. The Black-Scholes option-pricing model was used to determine the grant-date fair-value of these options. See Note 13 to our 2010 Consolidated Financial Statements for a detailed discussion of how we value option awards. The CEO and executives received restricted stock unit grants to compensate them for, among other things, the limitations imposed by Internal Revenue Code on highly compensated executives with regard to tax-qualified defined contribution plans, specifically our 401(k) plan. NEOs received restricted stock awards in lieu of cash bonuses under our Associate Service Bonus Plan.

No options were re-priced, nor were any modifications made to any outstanding option during 2010.

Grants of Plan-Based Awards

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards
Mark A. Turner – President and Chief Executive Officer	1/29/10 2/24/10	24 1 1,726 2		$ 648 52,660
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	1/29/10 2/24/10	24 1 492 2		648 15,011
Rodger Levenson – Executive Vice President and Director of Commercial Banking	1/29/10 2/24/10	24 1 615 2		648 18,764
S. James Mazarakis – Executive Vice President and Chief Technology Officer	2/25/10		3,000 3	27,630
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	1/29/10 2/24/10	24 1 385 2		648 11,746

1 Restricted stock awards granted in 2010 in lieu of a cash bonus earned in 2009

2 Restricted stock units awarded in 2010 in lieu of benefits earned under other deferred compensation plans.

3 Options granted as part of Mr. Mazarakis’ compensation package.

Outstanding Equity Awards Value at Fiscal Year-End
The following table shows the number and exercise price of all unexercised options held by NEOs as of December 31, 2010.  The awards are listed in order of grant date.  The shorter option expiration dates of more recent grants are due to a change in our policy of granting options to a current five-year exercise term, from a former ten-year term.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark A. Turner – President and Chief Executive Officer1	21,000 10,000 12,900 7,700 5,950 6,850 10,500	- - - - - - 3,500	$17.20 17.35 33.40 43.70 58.75 65.20 53.39	12/19/11 02/28/12 12/19/12 12/18/13 12/16/14 12/13/11 12/12/12	10,765	$513,966
Stephen A. Fowle - Executive Vice President and Chief Financial Officer2	3,000 800 3,800 3,750	- - - 1,250	60.00 62.78 65.20 53.39	01/03/15 02/22/11 12/13/11 12/12/12	4,107	196,085
Rodger Levenson - Executive Vice President and Director of Commercial Banking3	11,150 4,687	- 1,563	65.20 53.39	12/13/11 12/12/12	4,561	217,761
S. James Mazarakis – Executive Vice President and Chief Technology Officer4	-	3,000	30.17	02/25/15	-	-
Richard M. Wright - Executive Vice President and Director of Retail Banking and Marketing5	2,900 3,000 750 3,225 500	- - 250 1,075 500	63.26 65.20 69.00 53.39 48.95	03/27/11 12/13/11 02/21/12 12/12/12 02/27/13	3,966	189,354

1
For Mr. Turner, of the 3,500 unvested options expiring on 12/12/12, all vest on 12/12/11. In addition, if there were no TARP limitations, Mr. Turner would have had 8,520 unvested restricted stock awards with a market value of $406,781 at December 31, 2010.

2
For Mr. Fowle, of the 1,250 unvested options expiring on 12/12/12, all vest on 12/12/11. In addition, if there were no TARP limitations, Mr. Fowle would have had 3,213 unvested restricted stock awards with a market value of $153,402 at December 31, 2010.

3
For Mr. Levenson, of the 1,563 unvested options expiring on 12/12/12, all vest on 12/12/11. In addition, if there were no TARP limitations, Mr. Levenson would have had 3,585 unvested stock awards with a market value of $171,163 at December 31, 2010.

4	For Mr. Mazarakis, of the 3,000 unvested options expiring on 2/25/15, 750 vest on 2/25/11, 750 vest on 2/25/12, 750 vest on 2/25/13, and 750 vest on 2/25/14.

5
For Mr. Wright, of the 250 unvested options expiring on 2/21/12, all vest on 2/21/11;  of the 1,075 unvested options expiring on 12/12/12, all vest on n 12/12/11; of the 500 unvested options expiring on 2/27/13, 250 vest on 2/27/11 and 250 vest on 2/27/12.  In addition, if there were no TARP limitations, Mr. Wright would have had 3,079 unvested restricted stock awards with a market value of $147,004 at December 31, 2010.

Exercises of Options and Vesting of Shares During 2010
The following table shows the number of options exercised by the officers during the fiscal year ended December 31, 2010. No officer received incentive stock awards during 2010. In addition, no restricted stock has fully vested since the Treasury continues to hold an equity investment in us through their TARP Capital Purchase Program.

Mr. Turner exercised options in 2010 that were granted in 2000.

Name and Principal Position	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
Mark A. Turner – President and Chief Executive Officer	16,000	$ 483,420
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	-	-
Rodger Levenson – Executive Vice President and Director of Commercial Banking	-	-
S. James Mazarakis – Executive Vice President and Chief Technology Officer	-	-
Richard M. Wright – Executive Vice President and Director of Retail Banking and Marketing	-	-

Termination Without Cause
When the previously mentioned severance policy suspension is lifted, an executive (which includes all our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months severance and six months of professional level outplacement.  If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first.  If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends.  Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control
When the previously mentioned severance policy suspension is lifted, an executive (which includes all our NEOs) covered by this policy who is terminated without cause within one year following a change in control or who is offered a position that is not within 25 miles of his or her work-site nor at his or her WSFS salary and incentive opportunity immediately before the change in control, would receive 24 months base salary. Twelve months of executive level outplacement would be offered and medical and dental benefits would continue at the general Associate rate through the 24-month period.

When the above mentioned policy suspension is lifted, it is not anticipated that any severance payments resulting from a change in control will cause such payments to be non-deductible as an “excess parachute payment” as defined by Internal Revenue Code Sections 280G and 4999.  The Committee retains the authority to approve non-deductible severance payments associated with a change in control on a case-by-case basis.

Potential Payments Upon Termination or Change in Control
As a result of the restrictions imposed by ARRA, there are no payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2010.

Retirement Plans
We do not maintain a tax-qualified non-contributory retirement plan (pension plan).  However, we do provide continuation of medical benefits to Associates who retire, should they elect to participate in the benefit.  We provide supplemental contributions toward retiree continuing medical coverage costs.  For 2010, our contribution towards this supplement was capped at $2,596 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium.  We limit our increases to no more than 4% annually.

5.           Corporate Governance

Contents

Director Independence	38
Board Leadership Structure	38
Our Director Nomination and Selection Process	40
Diversity	40
Stock Ownership and Retention Guidelines	40
Succession Planning	40
Attendance at Board and Committee Meetings, Annual Meeting	40
Transaction with Our Insiders	41
Board Role in Risk Oversight	41
Board Committees	42
Executive Committee	42
Corporate Governance and Nominating Committee	42
Audit Committee	43
Personnel and Compensation Committee	44
Compensation Committee Interlocks and Insider Participation	45
Trust Committee	45

Director Independence

We carefully evaluate any circumstances, transactions or relationships that we feel could have an impact on whether the members of our Board of Directors are independent of us or our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

Other than Mr. Schoenhals, Mr. Turner, Mr. Morgan and Mr. Frangopoulos, all our directors are independent.  Mr. Schoenhals is not an independent director because he was an executive of the Company until November 2009 and currently is compensated as a consultant.  Mr. Turner is not an independent director because he is an executive of the Company.  Mr. Morgan is not an independent director because, until November 2009, he was also retained to serve as a Special Advisor.  Mr. Frangopoulos is not an independent director because he was the chief executive of Christiana Bank & Trust until December 2010 and currently is compensated as a consultant.  More information about the compensation of Mr. Schoenhals and Mr. Frangopoulos can be found on page 47.

Board Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, (ii) our Vice Chairman and Lead Director and (iii) our President and Chief Executive Officer.

Marvin N. Schoenhals has been our Chairman of the Board since 1992. He continues in this role because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community. Until his retirement in 2009, Mr. Schoenhals was also an Executive and full-time Associate.  Upon his retirement, Mr. Schoenhals became a consultant to us.  A more detailed description of Mr. Schoenhals’ consulting role can be found on page 47.

The responsibilities of the Chairman include:
•	Chairing Board meetings;
•	Recommending committee memberships;
•	Assessing effectiveness of Board committees;
•	Member of Executive Committee and ex officio member of selected other committees;
•	Chairing Kent County and Sussex County Advisory Boards;
•	Providing advice and counsel to CEO and executive management.

Charles G. Cheleden has been our Vice Chairman since 1992 and our Lead Director since 2004.  He is an outside and independent director designated by our Board of Directors to lead the Board in fulfilling its duties effectively, efficiently and independent of management.

Specifically, the Lead Director is responsible, in cooperation with the Chairman of the Board for certain functions as follows:

Enhance Board Effectiveness:
•	Ensure the Board works as a cohesive team under his or her leadership;
•	Ensure the board has adequate resources, especially by way of full, timely and relevant information to support its decision-making requirements;
•	Ensure a process is in place to monitor legislation and best practices which relate to the responsibilities of the board;
•	Regularly assess the effectiveness of the Board and its committees;
•	Ensure that new directors receive adequate orientation on their roles and responsibilities, the Company’s organization, business and the industry;
•	Meet with Board members to determine their continued commitment to the Board and their interest in continuing to serve on the Board of Directors;
•	Ensure that Board members receive continuing education both from within the Company and from outside sources; and
•	Encourage Board members to refer new business opportunities to the Bank.

Manage the Board:
•	Provide input to the CEO on preparation of agendas for Board and committee meetings;
•	Ensure the effectiveness of Board committees;
•	Ensure that independent directors have adequate opportunity to meet to discuss issues without management present and provide feedback to management;
•	Help resolve any conflicts;
•	Chair Board meetings when Chairman is not in attendance;
•	Review Board minutes for accuracy;
•	Conduct or oversee Board self-evaluations;
•	Ensure delegated committee functions are carried out and report to Board, e.g. CEO performance assessment, CEO and Board succession planning and strategic planning;
•	Ensure some rotation on committee assignments, especially Chairs;
•	Exercise authority to call meetings of the independent directors;
•	Ensure that appropriate committee members have input to the proxy related to their committees; and
•	Be available, as requested, for consultation and direct communication with major shareholders.

At each Board and Committee meeting, independent directors had the opportunity to meet without management present.

Mark A. Turner has been our President and Chief Executive Officer since 2007.

The responsibilities of the President and CEO include:
•
Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•	Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect;
•	With Chairman and Lead Director, helping set Board agendas and provides input for committee meeting agendas.

Our Director Nomination and Selection Process
We believe that it is important to have a strong, independent Board of Directors that is accountable to the stockholders.  Our By-laws empower the Corporate Governance and Nominating Committee with the responsibility for identifying qualified individuals as candidates for membership in the Board of Directors.

The Committee solicits recommendations from the officers and directors as well as considers and evaluates any candidates recommended by the shareholders.  There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers versus those recommended by stockholders in selecting Board nominees.  To date, it has not been our practice to pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors.

Diversity
The Board takes a broad and thoughtful view of diversity.  It believes its membership should reflect not only a diversity of gender and ethnicity, but also be inclusive of other factors such as age, religion, national origin, a broad range of experience, knowledge and judgment in a variety of business and professional sectors.  The Board desires that its membership also be geographically appropriate and diverse.  Potential directors, therefore, may enhance the Board’s statewide and regional representation.  As a commitment to this diversification, the Board believes most directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.  It also believes that it should have a board membership with a cross-section of thinking that is in tune with the needs of our customers and community (which includes potential future customers), as well as future opportunities.  Our market is diverse, our board should strive to be equally as diverse.

To be considered in the Committee’s selection of Board nominees, recommendations from stockholders must be received by the Corporation in writing not less than 120 days prior to the anniversary date of the mailing date of the proxy statement for the previous year’s annual meeting.  Recommendations should identify the stockholder making the recommendation and for each person the stockholder proposes to recommend as a nominee to the Board (1) the name, age, business address of such person; (2) the principal occupation or employment of such person; (3) the Class and number of shares of our Voting Stock (as defined in our By-laws) which are beneficially owned by such stockholder on the date of such notice; and (4) any other information required to be included in such notice as described in our By-Laws or disclosed in solicitations of proxies with respect to nominees for election of directors described in the Securities Exchange Act of 1934.

Stock Ownership and Retention Guidelines
Our By-Laws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time by the Board.  This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our shareholders.

In 2009, the Board established a guideline that each director own 4,000 shares of vested common stock.  Members of the board have until June 2014, or five years after assuming his or her position, to accumulate the minimum ownership amount.  In addition, the Board established a guideline for executive management such that the CEO should own 35,000 shares of vested common stock and all Executive Vice Presidents own 10,000 shares of vested common stock, each to be accumulated by the later of June 2014 or five years after assuming his or her position.

Succession Planning
The Personnel and Compensation Committee and full Board has reviewed, evaluated and provided governance comments and advice for our Executive Management (including CEO) talent, leadership development and succession planning program, and plans to do so at least annually.

Attendance at Board and Committee Meetings, Annual Meeting
During the year ended December 31, 2010, the Board of Directors held 16 meetings.  None of the directors attended less than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.  All directors are required to attend the Annual Meeting of Shareholders except for absences due to causes beyond their reasonable control.

Transactions with Our Insiders
In the ordinary course of its business as a bank, WSFS Bank makes loans to our directors, officers and Associates.  These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender.  These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

Board Role in Risk Oversight
The Board of Directors is responsible for the oversight of the management of our risk exposures to prevent or minimize the impact of a financial crisis.  The Board is actively involved in the strategic planning process with executive management where there is a comprehensive discussion of our appetite for risk, including a discussion of choices and alternatives.  In the end, the Board has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards.  The Board has also concluded that management has implemented an appropriate system to manage this risk.  The risk management system is designed to inform the Board of the material risks and has created an appropriate enterprise-wide culture of risk awareness.

Each Board committee has risk oversight responsibilities.   In particular, the Audit Committee of the Board is responsible for, among other things, the following:
•	Periodic review of the reports issued by management’s Enterprise Risk Management (ERM) Committee. This committee is chaired by our Senior Auditor, who reports directly to the Audit Committee;
•	Review the annual company risk assessment
•	Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;
•	Review the adequacy of internal controls;
•	Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;
•	Monitor the independence of the public accounting firm;
•	Ensure committee members have unrestricted access to the independent accountants to review and discuss financial or other matters;
•	Review and approve the audit plan of the independent accountants and our internal audit department:
•	Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;
•	Determine that no management restrictions are being placed upon either the internal or external auditors;
•
Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material inadequacies and reportable conditions in the internal controls over financial reporting, and compliance with laws and regulations;

•	Evaluate the adequacy of the internal accounting control systems and monitor management’s response and actions to correct any noted deficiencies;
•	Review reports issued by outside consultants regarding internal control;
•	Review quarterly reports issued by the Loan Review Department including reports issued by outside consultants regarding such items as risk assessment, credit quality and credit administration;
•
Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•	Ensure that members of the Committee have the expertise required by regulation;
•	Ensure that the Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;

•	Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response;
•	Review and approve, each year, the Information Data Security Policy.

The Chairman of the Audit Committee provides regular reports to the Board of Directors as to the adequacy of our risk management.  In addition, senior managers from each of our risk areas provide regular reports to the Board.  These areas include: Investments, Accounting, Auditing, Credit, Human Resource Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

In addition, the Personnel and Compensation Committee, which oversees the executive compensation programs, reviews and approves a semi-annual report on executive compensation and Associate incentive compensation plans provided by our risk officers.  The purpose of the review is to: (1) determine that senior executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates.  During 2010, the Committee accepted these reports provided by our risk officers who concluded our plans and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Board Committees
There are five main committees of the Board of Directors: the Executive Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Personnel and Compensation Committee and the Trust Committee.

Executive Committee
Mark A. Turner is the Chairman of the Executive Committee.  The other members of the Committee are Charles G. Cheleden, Donald W. Delson, Dennis E. Klima, Calvert A. Morgan, Jr. and Marvin N. Schoenhals.  The Committee is required to meet monthly, or more frequently if necessary, and met 35 times during 2010.  This Committee exercises the powers of the Board of Directors between meetings of the full Board and its primary activity has been to review those loan applications that need Board approval and review credit quality reports.

Another important part of the Executive Committee’s role is to review and approve transactions with insiders.  Under the Bank’s written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee
Thomas P. Preston is the Chairman of the Corporate Governance and Nominating Committee.  The other members of the Committee are Dennis E. Klima, Calvert A. Morgan, Jr., Scott E. Reed, Claibourne D. Smith, and R. Ted Weschler. Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market. The Committee met 5 times during 2010.  A copy of the Corporate Governance and Nominating Committee Charter as well as our corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Corporate Governance and Nominating Committee does the following:
•	Makes recommendations to the full Board of Directors regarding corporate governance guidelines and policies.
•
Assists the Board of Directors in finding individuals who are qualified to serve as directors and provides its recommendations to the full Board of Directors when the Board selects its nominees for each annual meeting.

•	Leads the Board in an annual review of the Board’s performance.

•	Advises the Board on the assignment of the directors to serve on the various committees of the Board.

Audit Committee
Scott E. Reed is Chairman of the Audit Committee.  The other members of the Committee are Anat Bird, Jennifer W. Davis, John F. Downey, Joseph R. Julian and Claibourne D. Smith.  Mr. Reed has the qualifications to serve as the Committee’s financial expert.  Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  The Committee met 9 times during 2010.  A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Conduct”).

The Audit Committee does the following:
•
Oversees the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements.

•	Reviews the examination reports from federal regulatory agencies as well as reports from the internal auditors and from the independent registered public accounting firm.
•
Meets quarterly with the internal Loan Review Department and/or a third-party vendor to review assessments of loan risk ratings and credit administration, as well as the head of the Audit Department and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release.

•	Provides oversight to our regulatory compliance activities and our compliance officer who reports directly to our Senior Auditor.
•	Reviews the annual risk assessment and other reports (i.e. Suspicious Activity Reports, Associate Hotline Reports, etc.) issued regarding company risk management activities.
•	Meets annually to review our internal control risk analysis and associated audit plan.
•	Approves the selection of the independent registered public accounting firm and recommends their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee which provides oversight to our Trust and Wealth management initiatives. The Committee met 5 times during 2010.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures:  Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature.  These additional services do not exceed 5% of the annual audit fee amount.  For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chairman of the Audit Committee can provide pre-approval of the services.  For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee.  Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2010 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG performed services for us.  Those agreements are subject to alternative dispute resolution procedures and exclusions of punitive damages.

All of the services listed below for 2010 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above.  The Audit Committee has determined that the non-audit services performed during 2010 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2010 and 2009 were $828,500 and $700,800, respectively.

Audit Related Fees.  The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2010 and 2009 were $85,000 and $273,185, respectively.

Tax Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2010 and 2009 were $66,140 and $39,955, respectively.

All Other Fees.  There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2010 and 2009.

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:
•	Reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2010;
•
Discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Audit Committee, comprised of Scott E. Reed, Anat Bird, Jennifer W. Davis, John F. Downey, Joseph R. Julian and Claibourne D. Smith, has provided this report.

Personnel and Compensation Committee
Claibourne D. Smith is the Chairman of the Personnel and Compensation Committee.  The other members of the Committee are Anat Bird, Jennifer W. Davis, Dennis E. Klima and Thomas P. Preston.  The Committee met 5 times during 2010.  A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

Action items that the Committee has the authority to approve:
•	Performance evaluations, salary adjustments, bonuses, stock options, perquisites for any officer other than the CEO and President.
•
Incentive plan design, including criteria, formula computation and calculation of award amounts, such as cash payouts, restricted stock and stock option awards for all officers other than the CEO and President.

•
Adoption, administration and expense of certain Associate benefit plans and programs including 401(k) amendments, technical corrections and discretionary contributions, if in excess of 2% overall compensation.

•	Payment of additional year-end contributions in lieu of deferred compensation plans for any officer other than the CEO and President.

•	Engage compensation consultants (selection, negotiate terms, and related fees) to assist in matters regarding executive and Board related compensation.
•	Fees for board advisors, Lead Director and committee chairs; oversee election of committee chairs.

Action items that the Committee recommends to the Board for approval:
•
Policies and charter, including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, the Management Compensation Policy, the Business (Luxury) Expenditures Policy, the Personnel and Compensation Charter.

•	Board and management stock ownership and guidelines.
•	All TARP compliance and disclosure matters, including but not limited to compensation and incentive plan reviews and risk assessments, clawback provisions, other filed requests and annual narrative.
•	Board retainer.
•	Compensation Discussion and Analysis (CD&A), compensation risk assessment and Compensation Committee report portions of the proxy.
•	Any compensation action for the CEO and President (salary increases, bonuses, stock grants, perquisites, etc.).
•	Any compensation action (fees, stock awards, etc.) for the Chairman of the Board.

In addition, the Personnel and Compensation Committee reviews and considers the results of shareholders’ advisory votes on executive compensation.

Compensation Committee Interlocks and Insider Participation
No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours.  During 2010, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board.

Trust Committee
The Trust Committee is comprised of members of both the WSFS Bank Board and of management.  It provides oversight to trust and wealth management activities including Christiana Trust, the trust division of the Bank.  Calvert A. Morgan, Jr. is the Chairman and the other members of the Committee are Charles G. Cheleden, Donald W. Delson, Zissimos A. Frangopoulos, Scott E. Reed, Marvin N. Schoenhals and Mark A. Turner.  The Committee met 6 times during 2010.  A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Governance Documents”).

The Trust Committee does the following:
•	Oversees the trust and wealth management activities including Christiana Trust Division in providing trust administration and investment management services;
•	Adopts appropriate policies and procedures to be observed in offering such services;
•	Ensures compliance with regulations;
•	Ensures sound risk management practices as it applies to trust and investment management activities; and
•	Reports to the Board on the activity of the Trust and Wealth Management Division in the conduct of its business.

6.	Compensation of the Board of Directors

Our non-Associate directors received base compensation for 2010 totaling approximately $70,000 as follows:
•	An annual retainer of $46,667, paid in cash,
•	495 shares of WSFS Financial Corporation common stock, representing $23,374 in value at the grant date.

We pay a fee for committee service.  During 2010, each director received $650 for each committee meeting attended.  Directors do not receive a fee for regularly scheduled meetings of the Board of Directors, but receive a fee of $650 for special meetings of the Board.  Directors who served on the Audit Committee each received an additional annual retainer of $10,000 during 2010.

Directors who chaired board committees during 2010 received an additional annual retainer.  The Audit Committee chair received $5,000, the Corporate Governance and Nominating Committee chair received $3,000, the Personnel and Compensation Committee chair received $5,000 and the Trust Committee chair received $3,000.

At Mr. Weschler’s request, and in accordance with his company’s policies, the Board has excluded him from receiving compensation or any expense reimbursement as a director.

Director Compensation Table
The compensation paid to directors during 2010 is summarized in the following table.  The assumptions used in valuing the stock and option awards are detailed in Note 13 to the consolidated financial statements contained in our 2010 Annual Report.  Mr. Turner is not shown in this table because he was compensated as an officer and did not receive any director compensation.

Directors	Fees Earned or Paid in Cash	Stock Awards 1	Option Awards	All Other Compensation	Total
Marvin N. Schoenhals 2	$157,500	$ -	-	$162,500	$320,000
Anat Bird	45,200	17,566	-		62,766
Charles G. Cheleden	90,017	23,374	-	-	113,391
Jennifer W. Davis	66,417	23,374	-		89,791
Donald W. Delson	70,067	23,374	-		93,441
John F. Downey	65,767	23,374	-	-	89,141
Zissimos A. Frangopoulos 3	3,889	1,983	-	20,342	26,214
Joseph R. Julian	65,767	23,374	-	-	89,141
Dennis E. Klima	67,467	23,374	-	-	90,841
Calvert A. Morgan, Jr.	86,567	23,374	-	-	109,941
Thomas P. Preston	58,117	23,374	-	-	81,491
Scott E. Reed	75,967	23,374	-	-	99,341
Claibourne D. Smith	75,967	23,374	-	-	99,341
R. Ted Weschler 4	-	-	-	-	-

1	The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718. Awards were prorated for directors not serving a full year.
2	Mr. Schoenhals’ Other Compensation includes $162,500 for consulting services.
3	Mr. Frangopoulos’ Other Compensation includes $20,342 for consulting services.
4	At Mr. Weschler’s request, and in accordance with his company’s policies, he is excluded from receiving compensation or expense reimbursement as a Director.

Compensation of Mr. Cheleden as Lead Director
Charles G. Cheleden currently serves as our Lead Director.  During 2010, he was compensated $1,500 per month for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Schoenhals as Consultant
Marvin N. Schoenhals is our Chairman of the Board.  In November 2009, Mr. Schoenhals retired as an executive of the Company.  Because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community, the Board of Directors engaged him to serve as a consultant beginning in November 2009.  In this role, he continues to be involved in business development, networking and community relations.  He also coordinates the activities of our advisory boards and is available for Associate mentoring.  As a consultant, Mr. Schoenhals receives an annual base consulting fee of $157,500.  In October 2010, the Board approved a $30,000 increase to his annual base consulting fee.  As Chairman, he receives a retainer of $157,500, is eligible for equity awards, but will not receive meeting fees.

In discussing the opportunities that continue to arise resulting from the significant disruption in our markets, the Personnel and Compensation Committee decided it was in our best interests to leverage Mr. Schoenhals’ significant and valuable community relationships, stature, contacts, and reputation to take full advantage of these market share opportunities. The Board approved a plan in which Mr. Schoenhals will receive 22,250 shares of restricted stock effective January 3, 2011 with a five-year performance vesting schedule starting at the end of the second year.  Based on new business relationships where Mr. Schoenhals has played a meaningful role in helping the Company establish new business, these shares are subject to vesting in whole or in part if an expected pre-tax contribution over a two year period of time of at least 50% return on the investment of restricted stock cost is achieved.

Mr. Schoenhals will continue to receive his current consulting and Board retainer as Chairman through November 2011. However, as a result of the restricted stock arrangement discussed above, beginning December 2011, Mr. Schoenhals will revert to receiving a standard Board retainer in effect at that time.  This may be supplemented for his role as Chairman, in an amount similar to the supplemental amount paid to our Lead Director.

Compensation of Mr. Frangopoulos as Consultant
As the former CEO of Christiana Bank & Trust, which we acquired in December 2010, Zissimos Frangopoulos was appointed to our Board in December 2010.  He also serves in a consulting capacity as a trust advisor. In this role, Mr. Frangopoulos performs duties as requested to assist in preserving the value of the acquired business and improving trust business performance. He is compensated for his services as trust advisor in addition to his other compensation as a director. Mr. Frangopoulos will receive an annual base consulting fee of $137,544 with the opportunity to earn a supplemental payment ranging from 0% to 91% of the base fee. The precise amount of the supplemental payment will depend on the level of fiduciary revenues we earn from the acquired business in 2011.

7.           Other Information

Large Stockholders
Stockholders who own 5% or more of the outstanding common stock of a publicly traded company are required to report that information to the Securities and Exchange Commission (the SEC).  The following table lists the stockholders who have reported to the SEC that they own 5% or more of our outstanding Common Stock.  The number of shares is the number most recently reported to the SEC by each stockholder.  The percentage is based on the number of shares of our Common Stock outstanding as of March 10, 2011, the record date set for the 2011 Annual Meeting of Stockholders.

Name and Address of Owner	Number of Shares1	Percentage of WSFS Financial Corporation common stock outstanding
Peninsula Capital Advisors LLC.2 404B East Main Street Charlottesville, VA 22902	1,629,310	18.68%
Wellington Management Co., LLP3 280 Congress Street Boston, MA 02210	833,969	9.71%
BlackRock, Inc.4 40 East 52nd Street New York, NY 10022	498,731	5.80%

1 In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting and/or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.  Except as otherwise noted, ownership is direct, and the named individuals and groups exercise sole voting and investment power over the shares of the Common Stock.

2 Shares include right to acquire beneficial ownership of 129,310 shares through the exercise of warrants.

3 According to the Statement on Schedule 13G of Wellington Management Company LLP on February 14, 2011.

4 According to the Statement on Schedule 13G of BlackRock, Inc. on February 9, 2011.

This Proxy is Solicited on Behalf of the Board of Directors

WSFS FINANCIAL CORPORATION
for the
2011 Annual Meeting of Stockholders

The undersigned hereby appoints Marvin N. Schoenhals and Mark A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 28, 2011 at 4:00 p.m., or at any adjournments thereof, as follows:

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

ANNUAL MEETING OF STOCKHOLDERS OF

WSFS FINANCIAL CORPORATION

APRIL 28, 2011

NOTICE OF INTERENT AVAILABILITY OF PROXY MATERIAL
The Notice of Meeting, proxy statement and sample proxy card are available at www.wsfsbank.com

Please sign, date and mail
Your proxy card in the
Envelope provided as soon
as possible

↓ Please detach along perforated line and mail in the envelope provided. ↓

20433040000000000000 1   042811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NUMBERS 1, 2 AND 3, AND RECOMMENDS THE SELECTION OF THREE YEARS ON PROPOSAL NUMBER 4 RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

	Nominee	Term
○	Charles G. Cheleden	For a three year term expiring 2014
○	Zissimos A. Frangopoulos	For a three year term expiring 2014
○	Dennis E. Klima	For a three year term expiring 2014
○	Mark A. Turner	For a three year term expiring 2014

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of KPMG, LLP as independent auditors for the fiscal year ending December 31, 2011	☐	☐	☐
3. Advisory (non-binding) vote to approve the compensation of the Company's executives	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
4. Advisory (non-binding) vote recommending the frequency of the advisory (non-binding) vote to approve the compensation of the Company's executives, every	☐	☐	☐	☐

The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees, FOR Proposals 2 and 3, and for the frequency of advisory votes on executive compensation, every THREE YEARS for Proposal 4. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned.

Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.